Exhibit 10.1

*	CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATEDLY WITH THE SECURITIES AND EXCHANGE COMMISSION.

BOJANGLES’ RESTAURANTS, INC.	McLANE FOODSERVICE, INC.

September 9, 2015

McLane Foodservice, Inc. (“McLANE”)

Attn: General Counsel

2085 Midway Road

Carrollton, TX

Telephone: 972.364.2000

Bojangles’ Restaurants, Inc. (“COMPANY” OR “BOJANGLES’”)

Attn: General Counsel

9432 Southern Pine Blvd.

Charlotte, NC 28273

Telephone: 704.940.8610

MASTER DISTRIBUTION AGREEMENT

Summary

Company:	Bojangles’ Restaurants, Inc.,	Approved Distributor:	McLane Foodservice, Inc.,
	a Delaware corporation (“Bojangles”)		a Texas corporation (“McLane”)

Address:	9432 Southern Pine Blvd.	Address:	2085 Midway Road
	Charlotte, NC 28273		Carrollton, TX 75006

Attn.:	General Counsel	Attn.:	General Counsel

Effective Date: September 9, 2015

Expiration Date: March 31, 2023 (See Article 2.1 for Successor Terms, which may occur annually on the anniversary date of the Expiration Date with the parties’ written consent)

ARTICLE 1	DEFINITIONS	1

1.1	Defined Terms	1

ARTICLE 2	TERM	13

2.1	Initial Term; Extension	13

ARTICLE 3	APPROVED DISTRIBUTOR	13

3.1	McLane as Approved Distributor	13

3.2	McLane’s Obligation to Support Company’s Growth	14

3.3	Company’s Right to Purchase Products from Other Sources	14

3.4	Inbound Freight Management	15

3.5	Fleet/Contract Carrier Services	15

3.6	McLane’s Rights as Distributor	15

ARTICLE 4	PRODUCT MATTERS	15

4.1	Use of Products and Approved Providers	15

4.2	McLane’s Obligation to Purchase Product and Maintain Product Inventory	16

4.3	Product Shortages; McLane’s Right to Substitute Comparable Products	16

4.4	Promotional Products	17

4.5	Obligation to Purchase Discontinued Products and Dead Stock Remaining in McLane’s Inventory	17

4.6	Sales of Proprietary Products	18

4.7	Product Removal	18

4.8	Ordering and Reporting	19

4.9	Product Delivery and Inspection	19

4.10	Disclaimer of Warranty	23

4.11	Breach of Warranty Procedure	23

4.12	Survival of Warranty Disclaimer and Procedures	23

4.13	Key Performance Indicators	23

ARTICLE 5	PRICING	24

5.1	Price Determination	24

5.2	Delivery Fee Adjustments Upon Certain Triggering Events	25

5.3	Fuel Surcharge	27

5.4	No Evasion	27

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(continued)

ARTICLE 6	PAYMENT AND OTHER OBLIGATIONS	27

6.1	Prompt Payment	27

6.2	Notification of Restaurant Changes	28

6.3	Company’s Obligation to Report Sale of Franchised Restaurants	28

6.4	PACA Claims	28

ARTICLE 7	CREDIT MATTERS	28

7.1	Credit Matters Affecting Company	28

7.2	Credit Matters Affecting Participating Franchisees	29

7.3	Certain Remedies Upon Default	31

7.4	No Accord and Satisfaction for Payments by Paper Check	31

ARTICLE 8	INSPECTION OF DISTRIBUTION FACILITIES	32

8.1	Company’s Right of Inspection	32

8.2	Independent Inspection	32

ARTICLE 9	AUDITS	32

9.1	Pricing Audit	32

9.2	Dispute	33

9.3	Resolution	33

ARTICLE 10	TRADEMARKS	33

10.1	Limited License to Trademarks	33

10.2	Treatment of Products Bearing the Trademarks	33

ARTICLE 11	CONFIDENTIALITY	34

11.1	Obligation of Non-Disclosure and Non-Use	34

11.2	Property Rights in Confidential Information	34

11.3	Exceptions	34

11.4	Insider Trading	35

11.5	Equitable Remedies	35

11.6	Survival	35

ARTICLE 12	INDEMNIFICATION; LIMITATION OF LIABILITY	35

12.1	Indemnification by Company	35

12.2	Indemnification by McLane	36

12.3	Indemnification Procedures	36

12.4	Contribution	36

-ii-

(continued)

12.5	Limitation of Liability	36

12.6	Survival of Indemnification Obligations and Limitation of Liability	37

ARTICLE 13	INSURANCE	37

13.1	Insurance Obligations of McLane	37

13.2	Insurance Obligations of Company	37

ARTICLE 14	BREACH; TERMINATION; SUSPENSION OF PERFORMANCE	38

14.1	Termination for Either Party’s Non-Monetary Breach	38

14.2	Termination for Monetary Breach	38

14.3	Termination for Insolvency, Bankruptcy or Receivership	38

14.4	Termination for Repeated Default of KPI	39

14.5	Suspension of Performance for Company’s Breach or Repudiation	39

14.6	Termination of Participation Agreements	40

14.7	Remedies Upon Expiration or Earlier Termination	40

14.8	Obligation to Purchase Products Following Termination	40

14.9	Survival	41

ARTICLE 15	REPRESENTATIONS AND WARRANTIES	41

15.1	Representations and Warranties of McLane	41

15.2	Representations and Warranties of Company	42

15.3	Survival	42

ARTICLE 16	FORCE MAJEURE	43

16.1	Force Majeure	43

ARTICLE 17	GENERAL PROVISIONS	43

17.1	Relationship of Parties	43

17.2	Third-Party Rights	43

17.3	Survival and Benefits	43

17.4	Assignment	43

17.5	No Oral Modifications	44

17.6	Waivers	44

17.7	Continuing Obligations	44

17.8	Further Actions	44

17.9	Notices	44

-iii-

(continued)

17.10	Entire Agreement	45

17.11	Governing Law	45

17.12	Construction	45

17.13	Severability	46

17.14	Public Announcements	46

17.15	Dispute Resolution	46

17.16	Counterparts	47

Schedules

Schedule 1 Prices; Delivery Fees

Schedule 2 McLane Accessorial Fees

Schedule 3 Additional Fees

Schedule 4 Fuel Surcharge

Schedule 5 Payment Terms, Discounts and Surcharges

Schedule 6 System Benchmarks

Schedule 7 Delivery: Frequency, Schedule, Route & Unloading Procedures

Schedule 8 Key Performance Indicators (KPIs)

Schedule 9 Discontinued Product and Dead Stock Disposition

Schedule 10 Technology Availability and Requirements

Schedule 11 Management of Inbound Freight

Schedule 12 Insurance Requirements

Schedule 13 Quality Assurance - SOP, Standards and Guidelines

Schedule 14 Drop Trailer Cost Model

Schedule 15 McLane Receiving and Process Times

Schedule 16 Internal Transfers

-iv-

Master Distribution Agreement

This Master Distribution Agreement (this “Agreement”) is effective as of the Effective Date and is by and between Company and McLane.

Background

A. Company’s Affiliate owns and licenses the use of the Bojangles’ Trademarks and System in connection with the operation of Bojangles’ Restaurants. Company’s Affiliate grants Company the right to use and license the Trademarks. Company and Participating Franchisees operate one or more Bojangles’ Restaurants. Company and Participating Franchisees require food, beverage products and other supplies to be delivered to their respective Restaurants for preparation and resale to the public or for use in the Restaurants.

B. McLane is in the business of purchasing, warehousing, selling and delivering food and beverage products and other supplies needed by chain restaurants. McLane has the ability to supply and deliver the food and beverage products and other supplies required by Company and Participating Franchisees to operate their respective Restaurants.

C. Subject to the terms and conditions of the Agreement, Company desires to designate McLane as an Approved Distributor for the food and beverage products and supplies required by the Restaurants in the Territory, including any Expanded Territory. McLane is willing to provide distribution services for food and beverage products approved by Company to the Restaurants as described below.

D. This Agreement is intended to establish definitive and binding terms that will govern the business relationship between McLane and Company for the Restaurants.

Agreement

ARTICLE 1

Definitions

1.1 Defined Terms. As used in this Agreement, the capitalized terms above and elsewhere in this Agreement have the meanings specified below:

(a) Accessorial Fees means (i) with respect to an Approved Provider or an inbound freight carrier, the additional fees associated with shipping, delivering or receiving Products charged by an Approved Provider or inbound freight carrier and authorized by Company in writing; and (ii) with respect to McLane, the additional fees for the Services identified in Schedule 2 (McLane Accessorial Fees), as may be amended from time to time in writing by the parties. All other fees associated with shipping, delivery or receiving of Products by an inbound freight carrier or Approved Provider must be approved in advance by Company in writing.

(b) Actual Freight Rate means the freight rate plus Accessorial Fees that the Approved Provider, negotiating at arm’s length, would pay to an independent inbound freight carrier to deliver products to McLane’s docks at its Facilities, or if the Approved Provider employs its own transportation resources to deliver products to McLane’s docks at its Facilities, the actual cost incurred by the Approved Provider for such delivery plus Accessorial Fees.

(c) Additional Restaurants means the Company’s projected number and locations of the Restaurants in addition to the Restaurants operating as of the Effective Date, as may be amended from time to time.

(d) Adjustment Factors means Average Weekly Cases Per Restaurant, Average Case Weight, Average Case Cube, and SKU Count.

(e) Agency Billing Program means arrangements for pricing of Products between Company and the Approved Provider of the Product (e.g. Products manufactured and supplied by national manufacturers such as Pepsi Cola and/or other similar beverage companies, Ecolab/Kay Chemical and/or any other similar cleaning and sanitizing product companies) and any such other similar Products for which Company provides written notice to McLane of Products subject to certain pricing. In the case of Products subject to an Agency Billing Program, McLane will be compensated for Services via Agency Payments.

(f) Agency Payment is payment for Services provided by McLane paid by the Approved Provider participating in the Agency Billing Program.

(g) Affiliate means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person.

(h) Annual Review Period means that time period agreed upon by the parties during each year of the Term within which McLane, Company or McLane and Company, as applicable, review and assess the need for any modifications in Delivery Fees, Territory or Expanded Territory, System Benchmarks and any other factors related to the Products or McLane’s performance of the Services; provided that the parties may agree to modify any or all of the following at any other time during the Term in a writing signed by both parties or as otherwise provided in this Agreement.

(i) Applicable Law means any and all federal, state and local laws, ordinances and codes, together with all rules, regulations, policies and guides promulgated thereunder and amendments thereto, applicable to McLane and Company and its Affiliates and the Services during the Term, including, without limitation, the Uniform Commercial Code and the FDA Food Safety Modernization Act. To the extent that McLane performs any services in addition to or differing from the Services or with respect to any action taken by McLane with respect to the Products not described in the Services, Applicable Law is deemed to include any and all federal, state and local laws, ordinances and codes applicable thereto.

(j) Approved Distributor means a distributor approved by Company to provide the Services to the Restaurants.

(k) Approved Providers means one or more providers and suppliers of Products approved by Company for delivery to the Approved Distributor.

(l) Average Case Cost means the average cost of each case of Product obtained by McLane from an Approved Provider, calculated as an average for all Restaurants, in the aggregate, at the end of each Quarter.

(m) Average Case Cube means the average physical dimensions of each case of Product obtained by McLane from an Approved Provider, calculated as an average for all Restaurants, in the aggregate, at the end of each Quarter.

(n) Average Case Weight means the average weight of each case of Product obtained by McLane from an Approved Provider, calculated as an average for all Restaurants, in the aggregate, at the end of each Quarter.

(o) Average Per Case Cash Discount means the average Cash Discount received by McLane on a case of Product, calculated as an average for all cases of Product purchased by McLane for all Restaurants, in the aggregate, at the end of each Quarter.

(p) Average Weekly Cases Per Restaurant means the average number of cases of Product purchased by the Restaurants each week, calculated as an average for all Restaurants, in the aggregate, at the end of each Quarter for all weeks during the Quarter. The initial Average Weekly Cases Per Restaurant is the Baseline Delivery Volume.

(q) Bankruptcy Code means the United States Bankruptcy Code, 11 U.S.C. §501 et seq. (2010) as of the Effective Date.

(r) Baseline Delivery Volume is * cases of Product per Restaurant per week (based on the initial Average Weekly Cases per Restaurant as of the Effective Date).

(s) Blackout Window means the * designated by each Restaurant during which McLane may not deliver Products to such Restaurant.

(t) Break Case Products means a quantity of Units of Product less than the Case Pack Size.

(u) Case Pack Size means the standard full-case quantity of Units for each Product designated by the applicable Approved Provider.

(v) Cash Discounts means any early payment, prompt payment, cash or similar discounts, allowances, rebates, subsidies or concessions allowed by Approved Providers with respect to the prompt payment of invoices by McLane (regardless of the nomenclature used to describe such discounts, allowances, rebates, subsidies or concessions).

(w) Cash Discounts Target means the target average of Cash Discounts generated by McLane under this Agreement for the specified Quarter as set forth in Schedule 1 (Prices; Delivery Fees) as may be amended from time to time in writing by the parties.

*	CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANCE COMMISSION.

(x) Company Indemnitees means Company, its Affiliates, and their successors and assigns, and their respective owners (e.g. partners, shareholders, members) officers, directors, agents, representatives, independent contractors, servants and employees.

(y) Company Restaurants means, collectively, the Restaurants operated or owned by Company or any of its Affiliates from time to time during the Term. A listing of Company’s Restaurants as of the Effective Date has been provided to McLane contemporaneously with the execution of this Agreement and may be amended by Company from time to time in writing, to reflect any changes in the number, location or operator of such Restaurants.

(z) Comparable Product means a Product that meets or exceeds the Product Specifications for a Product.

(aa) Confidential Information means the Disclosing Party’s research, sourcing, performance, sales, pricing, financial, contractual, credit information, ideas, plans, technical data, financial forecasts, lead times, inputs and commodity arrangements, products, product mix and allocation information, ingredient and nutritional information, customer and marketing information and any other concepts, information and materials originated by Disclosing Party or related to Disclosing Party which Disclosing Party desires to protect against unrestricted disclosure or competitive use, and which is furnished or produced pursuant to this Agreement. Confidential Information also includes all information and data defined as or relating to Company’s Trademarks and the System (including any copies or versions thereof, in any form whatsoever), which may be communicated to McLane, its Affiliates or their respective representatives or of which McLane, its Affiliates or their respective representatives may be apprised of by virtue of McLane’s entering into or operation under this Agreement, at any time or in any manner, including, without limitation, the identity of and information regarding Company’s customers, distributors, licensees and franchisees. Disclosing Party’s Confidential Information includes any modifications or derivatives based upon Disclosing Party’s Confidential Information and prepared or created by Receiving Party or any of its Affiliates or at Receiving Party’s request. All of the foregoing will be Confidential Information whether or not it is marked “confidential.”

(bb) Consequential Damages means damages and injury that result from a party’s negligent performance of or other breach of this Agreement including: (a) lost profits; (b) compensation for damages to reputation and goodwill, including costs of or resulting from delays, financing, marketing materials and media time and space, and costs of changing, substituting or replacing the same; and (c) other such amounts incurred in connection with the matters described herein.

(cc) Contract Manager means the person designated by Company to act as the central point of contact for McLane.

(dd) Control (including Controlled and Controlling) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

(ee) CPI-U means the Consumer Price Index 1982-1984 = 100 as published monthly by the U.S. Department of Labor, Bureau of Labor Statistics on changes in the prices paid by urban consumers for a representative basket of goods and services. If the Bureau of Labor Statistics ceases publication of the CPI-U, then the parties will use another similar index generally recognized in the industry as authoritative.

(ff) Credit Standards means McLane’s credit policies and procedures, as of the Effective Date and as may be amended by McLane from time to time upon written notice to Company. McLane’s credit policies and procedures may take into account, by way of example and not of limitation, the following factors as they relate to any party (for purposes of this definition, each a Customer): (1) how long the Customer has been in the business of operating the Restaurants; (2) general sales trends in the restaurant industry for the quick service segment or the Restaurants; (3) Customer’s history of remitting payment to McLane on a timely basis; (4) Customer’s financial strength or weakness as a whole; (5) any change in the value of any collateral securing the prompt payment of McLane’s invoices as and when due; (6) whether Customer has a history of remitting payment to McLane in immediately available or other good funds; (7) the existence of any guaranty of the Customer’s obligations under this Agreement; (8) the existence of a perfected first priority security interest in Customer’s Product inventory, proceeds of Product inventory and/or accounts receivable on McLane’s standard form security agreement; (9) whether any guarantor of the Customer’s obligations under this Agreement has filed a Petition; (10) Customer’s Tangible Net Worth; (11) whether the Customer has regularly and promptly provided financial statements to McLane when requested; and (12) whether the Customer has given McLane notification of Restaurant changes, impending sales or transfers in accordance with this Agreement.

(gg) Critical Product means any Product reasonably designated by Company as necessary to the continued operation of a Restaurant. The initial Critical Products will be designated at the time Company designates the Products and may be amended by Company from time to time.

(hh) Customer Service Representative means the employee designated by McLane to support the National Account Manager in addressing Company’s issues and needs with respect to the Services described in this Agreement. The initial Customer Service Representative will be based in McLane’s Facility located in Charlotte, North Carolina.

(ii) CWT means a hundredth weight in US Customary Units. “US Customary Units” means customary and standard units of measurement such as for length, weight and capacity.

(jj) CWT SKU means those Products for which pricing is based upon CWT, including without limitation turkeys, bone-in chicken, bone-in dark meat, bone-in wings, mild breaded chicken filets, Cajun breaded chicken filets, and mild grilled chicken filets.

(kk) Cybersecurity Incident means any event that results in unauthorized access to, or adversely affects the availability or integrity of, Confidential Information, which could not have been prevented by reasonable administrative, physical and technical security measures.

(ll) Dead Stock means Products McLane has held in its inventory for at least * consecutive days.

(mm) Delivery Fee means the delivery fee applicable to the Products as set forth in Article 5.1(a).

(nn) Disclosing Party means a party to this Agreement that discloses Confidential Information.

(oo) Discontinued Products means one or more Products for which Company has withdrawn approval for use in the Restaurants, or for which a related limited time offer, test period, or promotional period has expired or has been earlier terminated and not renewed or offered by Company within * days thereafter.

(pp) Discount Allowances means early payment discount allowances for early payment of McLane’s invoices as set forth in Schedule 5 (Payment Terms, Discounts and Surcharges).

(qq) Dispute Threshold means * or such other amount agreed to in writing by Company and McLane.

(rr) Drop Size means the volume of Unit of all Products in a single delivery to a Restaurant.

(ss) Elastic Service Areas means those geographic areas outside of the Territory (and beyond the designated service areas of the McLane Facilities in the Territory ) in which the number of Restaurants operating fall below the Facility Threshold set forth in Schedule 7 (Delivery: Frequency, Schedule, Route & Unloading Procedures).

(tt) Electronic Ordering System means McLane’s electronic ordering and invoicing facilities, systems and functions. As of the Effective Date, McLane’s Electronic Ordering System is SourceLink®.

(uu) Existing Product means a Product available for purchase from McLane by Company and Participating Franchisees for at least one full Quarter during the Term.

(vv) Existing Product Purchasing Data means the amount of each Product purchased by Company and Participating Franchisees during the recent past during the Term used by McLane as a primary basis for determining the volume of each Product that McLane will purchase.

(ww) Expanded Territory means those territories in addition to the Territory as it existed as of the Effective Date.

*	CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(xx) Expiration Date means the end of the last day of the Initial Term or any Successor Term.

(yy) Facility means any distribution center warehouse operated by McLane.

(zz) Facility Threshold means the minimum number of Restaurants in a Target Market that will purchase Products and obtain Services from McLane to assess adding a new McLane Facility as a Facility designated to provide Services to Restaurants under this Agreement, as set forth in Schedule 7 (Delivery: Frequency, Schedule, Route & Unloading Procedure).

(aaa) Fair Freight Rate means the rate that Company provides to McLane from a third-party logistics provider or an Approved Provider, provided that such third-party logistics provider or Approved Provider is able to manage the Lane at that rate FOB McLane’s Facility and at no additional expense or risk to McLane.

(bbb) Fee Per Case Adjustment means the per case Delivery Fee adjustment applied to an invoice based upon the applicable Company’s or Participating Franchisee’s payment terms. The Fee Per Case Adjustment table is set forth in Schedule 5 (Payment Terms, Discounts and Surcharges).

(ccc) Force Majeure Event means an act of nature, strike, fire, flood, war, civil unrest, embargo, strike or work stoppage, Cybersecurity Incident, or any other cause which is beyond the reasonable control of Company or McLane and materially and adversely prohibits the applicable party from performing under this Agreement.

(ddd) Franchisee Restaurants means, collectively, the Restaurants operated or owned by franchisees from time to time during the Term. A listing of Franchisee Restaurants as of the Effective Date has been provided to McLane contemporaneously with the execution of this Agreement and may be amended by Company from time to time in writing, to reflect any changes in the number, location or operator of such Restaurants.

(eee) Fuel Surcharge Adjustment Date means the date upon which the adjustment to the Monthly Average Fuel Price will take effect, such date being the first day following the expiration of the Period during which McLane provided written notice of the adjustment to Company.

(fff) Initial Term means the term commencing as of the Effective Date and expiring as of the Expiration Date.

(ggg) Insolvency Proceeding means an insolvency proceeding as defined in Section 1.201(b)(22) of the Texas Business & Commerce Code, or any corresponding successor provision.

(hhh) Insolvent means insolvent as defined in Section 1.201(b)(23) of the Texas Business & Commerce Code, or any corresponding successor provision.

(iii) Key Drop Deliveries means deliveries by McLane during any overnight hours when no staff is present to receive deliveries at the Restaurants.

(jjj) Key Performance Indicators or KPIs means performance metrics by which McLane’s performance of Services will be reviewed and measured as described in Schedule 8 (Key Performance Indicators). Key Performance Indicators may be updated by Company in connection with weekly, monthly and quarterly business reviews conducted in accordance with 8 (Key Performance Indicators) provided that any such update will be materially consistent with the original performance metrics.

(kkk) Lane means all Products that move from an Approved Provider’s plant (or other ship-point) location to a Facility.

(lll) Losses and Expenses means any damages, judgments, settlement amounts, losses, claims, suits, actions, liabilities, costs and expenses (including, but not limited to, reasonable attorneys’ fees and legal expenses and Consequential Damages).

(mmm) McLane Indemnitees means McLane, its Affiliates, and their successors and assigns, and their respective owners (e.g. partners, shareholders, members) officers, directors, agents, representatives, independent contractors, servants and employees.

(nnn) McLane Supplier Agreement means McLane’s agreement with the Approved Provider, including without limitation McLane’s receiving and processing times for delivery of Products from Approved Providers set forth in Schedule 15 (McLane Receiving and Processing Times) and requirements with respect to inbound freight set forth in Schedule 11 (Management of Inbound Freight), Company’s agreement with each such Approved Provider, including quality standards, protection of Confidential Information, evidence of insurance coverage (including renewals) and allocation of liability for the Products and Services. The McLane Supplier Agreement and any amendments made by McLane will be consistent with and not in conflict with this Agreement.

(ooo) McLane’s Product Cost means McLane’s actual invoice cost for the Product, plus the Actual Freight Rate and McLane’s Accessorial Fees, if any.

(ppp) National Account Manager means an employee designated by McLane to act as the central point of contact for Company with the authority to bind McLane and coordinate the Services described in the Agreement.

(qqq) New Products means a Product that currently is available and has been made available for purchase from McLane by Company and Participating Franchisees for less than one Quarter during the Term.

(rrr) New Store Startup Delivery Procedure means the procedure by which Company will obtain its first order of Products for each Company Restaurant from McLane and McLane will commence providing Services to each Company Restaurant.

(sss) Non-Traditional Venue means those Restaurants operated in sports stadiums, airports, commercial spaces with attics or other features uncommon in restaurants and other venues with unique layouts or service requirements. The initial list of Non-Traditional Venues will be provided to McLane by Company prior to commencement of the first phase of the Transition Plan and may be amended by Company from time to time.

(ttt) Non-Traditional Venue and Special Event Procedures means the procedures by which McLane will provide and Company will receive Services with respect to Products purchased by Company or its designee for use in Non-Traditional Venues or in connection with Special Events.

(uuu) Notice of Dispute means notice by Company regarding disputes concerning amounts invoiced by McLane or amounts audited by Company, which disputes will be submitted for resolution by senior executives of McLane and Company respectively.

(vvv) PACA means the Perishable Agricultural Commodities Act of 1930, as amended, 7 U.S.C. §§ 499a-499t.

(www) Parent Company means Bojangles’, Inc. Company is a wholly-owned subsidiary of Bojangles’, Inc.

(xxx) Participating Franchisee means an existing Bojangles’ Restaurants franchisee who has executed a Participation Agreement that has not expired or been earlier terminated.

(yyy) Participating Franchisee Restaurants means, collectively, the Restaurants operated or owned by Participating Franchisees from time to time during the Term. A listing of Participating Franchisee Restaurants will be provided to McLane prior to commencement of the first phase of the Transition Plan and may be amended by Company from time to time in writing, to reflect any changes in the number, location or operator of such Restaurants.

(zzz) Participation Agreement means an agreement validly executed by an existing Bojangles’ franchisee electing to purchase and receive Services from McLane pursuant to Company’s Product Purchasing Terms and Conditions.

(aaaa) Payment Terms means the payment terms applicable to purchases by the Company or any Participating Franchisees as described in the applicable McLane’s invoices, including, without limitation, the time within and the manner in which invoices to McLane will be paid.

(bbbb) Period means a calendar month during the Term.

(cccc) Period Average Fuel Price has the meaning set forth in Schedule 4 (Fuel Surcharge).

(dddd) Person means an individual, corporation, partnership, trust, estate, unincorporated organization, association, or other legal entity.

(eeee) Petition means a petition for relief, whether voluntary or involuntary, under the Bankruptcy Code.

(ffff) Pricing Manager means the individual designated by McLane to receive notifications from Approved Providers and Company regarding modification of the price of any Product.

(gggg) Products means the food products (including without limitation dairy products and fresh and frozen protein products), canned and dry goods, soft drink syrup products, paper and disposable products, small wares, training materials, uniforms, janitorial supplies (including without limitation cleaning chemicals) and other non-food products requiring frequent replacement approved by Company for purchase by the Restaurants. Company will provide a list of its initial approved Products and such list may be amended at any time by Company upon written notice to McLane; provided that the total number of Products will not exceed the SKU Count agreed upon by the parties.

(hhhh) Product Specifications means any document, instruction or other guidance issued by Company and provided to McLane indicating particular qualities, standards, characteristics, criteria or specifications of a particular Product and may include a Product description, component ingredient requirements or prohibitions, shelf life, processing steps, process control points, finished Product analysis, finished Product evaluation process, labeling and packaging requirements, and shipping, handling and distribution requirements for the end Product or any component ingredient.

(iiii) Promotional Product means those Products approved by Company on a limited time basis as determined by Company in connection with Company’s marketing, advertising or promotional campaigns.

(jjjj) Proprietary Product means those Products that are labeled with Company’s Trademarks or otherwise designated in writing by Company as proprietary.

(kkkk) Quarter means a calendar quarter during the Term (e.g. first quarter = January, February and March; second quarter = April, May and June; third quarter = July, August and September; fourth quarter = October, November and December).

(llll) Reasonable Efforts means, with respect to a given obligation and taking all circumstances into consideration, all efforts reasonably required to diligently perform that obligation as expeditiously as possible.

(mmmm) Receiving Party means a party to this Agreement that receives Confidential Information from the Disclosing Party.

(nnnn) Redistribution Services means those internal cross-dock services provided by McLane using McLane’s technology and resources to achieve efficiencies in McLane’s Product Cost by reducing the distance by which Company’s Approved Provider’s must transport Products to McLane’s Facilities, as set forth in Schedule 16 (Internal Transfers).

(oooo) Regular Deliveries means all deliveries of Products by McLane to the Restaurants other than Key Drop Deliveries.

(pppp) Removal means a recall, market withdrawal, stock recovery, quarantine, segregation or similar action whether or not physical return of the Product to McLane or Approved Provider is involved.

(qqqq) Reports means the daily, weekly, monthly, quarterly and annual reporting provided by McLane regarding delivery schedules, inventory of Product, orders of Products, pricing and costs and such other reports as may be requested by Company from time to time.

(rrrr) Restaurant Count means the total number of Restaurants, operated by Company and Participating Franchisees, that are subject to this Agreement as of the last day of the applicable Quarter.

(ssss) Restaurants means all Bojangles’ restaurants operated by Company, Participating Franchisees, or any of their respective Affiliates, from time to time, during the Term.

(tttt) Schedules means those Schedules attached to this Agreement and incorporated herein by reference, as such Schedules may be updated from time to time in accordance with the terms of the Schedule or failing such, in a writing signed by both parties.

(uuuu) Service Area means the geographic area surrounding a Facility and within which such Facility provides the Services to the Restaurants within each such Facility’s natural service area.

(vvvv) Services means all of the services to be provided by McLane pursuant to this Agreement including but not limited to the purchasing, loading, unloading, storage, handling, monitoring, accounting, reporting, transportation, delivery, distribution and related services described herein and in the Statement of Work described in Exhibit A, including the Schedules incorporated in therein.

(wwww) Shortage means McLane’s short-term inability, for any reason, to supply any Product in any or all of the Territory or any Expanded Territory.

(xxxx) SKU means a stock keeping unit and is a number or string of characters that uniquely identify a Product.

(yyyy) SKU Count means the number of SKUs.

(zzzz) Small Wares means certain non-food Products, including uniforms, kids’ meal kits and training supplies.

(aaaaa) Special Delivery means a non-routed delivery to a Restaurant requesting such Special Delivery service.

(bbbbb) Special Events means new Restaurant openings, NASCAR and other automobile racing events, and such other events outside the scope of the day-to-day operation of the Restaurants.

(ccccc) Special Products means the CWT SKUs, Variable Weight Products and Small Wares described in Schedule 1 (Prices; Delivery Fees).

(ddddd) Standards means Company’s standards applicable to the Products and Services (including in the Statement of Work) and in any written guidance, procedures or instructions as such may be amended from time to time by mutual agreement between the parties and provided by Company to McLane from time to time.

(eeeee) Statement of Work means the documents that describe and define the Services including but not limited to work activities, specific deliverables and precise timelines for each Service that McLane will satisfy in the performance of such Services, as more specifically described in Exhibit A and each of the supporting Schedules, attached to this Agreement.

(fffff) Successor Term means extension of a three-year period commencing as of the Expiration Date of the Initial Term.

(ggggg) System means Company’s Products system for developing and operating the Restaurants, including but not limited to packaging, equipment, designs, décor and store configuration, Product Specifications, quality standards, techniques, methods, procedures, operational standards, recipes, formulae, business information, financial statements, customer information, distributor information, contract terms, inputs, confidential information, trade secrets, trade practices, forecasts, inventions, concepts, developments, improvements, discoveries, compilations and any derivations and modifications thereof used by the Restaurants or under which the Restaurants operate. The System is identified by the Company’s Trademarks.

(hhhhh) System Benchmarks means the benchmark measurements for the Adjustment Factors that determine if and when the Delivery Fee will be adjusted as set forth on Schedule 6 (System Benchmarks).

(iiiii) System Weighted Average means the method for calculating the Unit cost of a Product by multiplying, on a per Facility basis, the total number of Units of such Product Company reasonably expects the Restaurants to purchase from such Facility during the following Period, by Company’s reasonable estimate of the total McLane’s Product Cost for such quantities at that Facility during the same Period, and then averaging the results from all Facilities. Company will calculate and provide to McLane the System Weighted Average for each Product. Company may calculate the System Weighted Average for any Product and provide an updated System Weighted Average to McLane at any time, provided that any such cost changes will be implemented on the timeframes described in Article 5.1(d).

(jjjjj) Tangible Net Worth means total assets less (1) intangible assets (including, without limitation, goodwill, patents and copyrights, capitalized start-up expenses and deferred financing costs) and (2) total liabilities.

(kkkkk) Target Markets means those markets in the Expanded Territory designated by Company from time to time where Company expects to develop and operate Restaurants and in which McLane will explore development of Facilities to support such Restaurants in the Expanded Territory. The Target Markets as of the Effective Date are set forth in Schedule 7 (Delivery: Frequency, Schedule, Route & Unloading Procedures).

(lllll) Term means the Initial Term, together with any Successor Term or extensions thereof.

(mmmmm) Territory means the geographic area encompassing all Service Areas that provide Services to the Restaurants as of the Effective Date, as illustrated and described in the materials provided to Company by McLane contemporaneously with this Agreement.

(nnnnn) Trademarks means any Bojangles’ trademark, service mark, trade name, logo, tag line, trade dress or other indicia of origin owned or controlled by Company’s Affiliate, as such may be amended or modified from time to time.

(ooooo) Transition Plan means the detailed plan developed by McLane and Company by which McLane will commence providing the Services to Company Restaurants and Participating Franchisee Restaurants and the timeline associated therewith.

(ppppp) Variable Weight Product means those Products for which pricing is dependent upon its weight or other measurement, including without limitation fresh and frozen chicken Products.

(qqqqq) Unit means a single saleable unit of a Product.

ARTICLE 2

Term

2.1 Initial Term; Successor Term. The Initial Term will commence upon the Effective Date and subject to earlier termination of this Agreement, will expire on the Expiration Date. Upon Company’s and McLane’s consent in writing, at least six months prior to the expiration of the Initial Term and subject to earlier termination in accordance with this Agreement, the Initial Term may be extended for one Successor Term.

ARTICLE 3

Approved Distributor

3.1 McLane as Approved Distributor. As of the Effective Date, McLane is appointed an Approved Distributor. Accordingly, McLane will provide the Services in the Territory during the Term in accordance with the Agreement, Statement of Work (including all Schedules attached thereto) and other materials provided to McLane by Company or to Company by McLane contemporaneously with this Agreement or shortly thereafter (including the initial list of Products, New Products, Promotional Products, Company Restaurants, existing Franchisee Restaurants and Participating Franchisee Restaurants; Territory, Service Area and Facility descriptions and maps; Reports requirements; Transition Plan; New Start Up Delivery Procedure and Non-Traditional Venue and Special Event Procedures) unless this Agreement is earlier terminated in accordance with Article 14. Beginning on the Effective Date, McLane and Company will commence transition of the performance of the Services from Company’s existing approved distributor including but not limited to testing Services related to the distribution of fresh chicken to Restaurants in accordance with the Transition Plan. In accordance with this Agreement, Company will purchase Products from McLane and Company will use Reasonable Efforts to cause each of its Affiliate’s franchisees to enter into a Participation Agreement with McLane (thereby becoming a Participating Franchisee) for the purchase of the Products. McLane will continuously supply and deliver the Products to the Company Restaurants and Participating Franchisee Restaurants in accordance with the terms of this Agreement, including, but not limited to, in accordance with the Standards. McLane will supply and deliver the Proprietary Products only to Company’s Restaurants and Participating Franchisee Restaurants. McLane and Company will follow the New Store Startup Delivery Procedure, as may be amended by the parties in writing from time to time, in connection with the development and opening of each new Company Restaurant for which McLane will provide Services.

3.2 McLane’s Obligation to Support Company’s Growth. Company maintains an aggressive Restaurant development plan, including the Additional Restaurants. McLane will, provide Services to any Additional Restaurants including but not limited to adding and maintaining Facilities by mutual agreement of the parties that are capable of providing Services to Additional Restaurants in the Territory, Target Markets and Elastic Service Areas. Company will provide to McLane each Quarter the locations of the Additional Restaurants to assist McLane in planning for and providing such Services. To the extent there is any increase in the Delivery Fees or Accessorial Fees or other costs incurred by McLane in connection with providing the Services in the Expanded Territory (e.g. based on Drop Size, distance between Additional Restaurant and the Facility that will provide Services to such Additional Restaurant, and proximity of the Additional Restaurant to the other Restaurants within the applicable Facility’s Service Area), such increased Delivery Fees, Accessorial Fees and costs will be materially consistent with the Delivery Fees and Accessorial Fees imposed under this Agreement as of the Effective Date and supported by reasonable written evidence of such increase of McLane’s costs, and taking into account McLane’s relative cost saving based upon increased volume and truck routes and other cost mitigating factors that may offset an increase in cost of service.

3.3 Company’s Right to Purchase Products from Other Sources. If during the Term, McLane does not purchase or deliver any of the Products to the Restaurants because (a) an Approved Provider is unable to provide such Product to McLane, for any reason; (b) McLane or an Approved Provider fails to provide any Product as a result of a Force Majeure; or (c) McLane is subject to an uncured notice of default by Company under this Agreement, then Company and Participating Franchisees may purchase and receive delivery of such Product from another provider or source. If the Product thereafter becomes available for delivery by the Approved Provider and McLane notifies Company and Participating Franchisees that the Product is available, Company will resume purchasing and will use Reasonable Efforts to cause Participating Franchisees to resume purchasing such Product from McLane; provided that in all cases, Company and Participating Franchisees may continue to obtain such Product from any alternative supplier if such Product is subject to any pending or outstanding purchase order by Company or any Participating Franchisee. If McLane cures any event of default to which the notice of default pertains to the satisfaction of Company, Company will resume purchasing Product from McLane and use Reasonable Efforts to cause Participating Franchisees to resume purchasing from McLane, subject to any pending or outstanding orders with alternative providers.

3.4 Inbound Freight Management. All Products purchased by McLane will be subject to the inbound freight management procedures set forth in Schedule 11 (Management of Inbound Freight).

3.5 Fleet/Contract Carrier Services. McLane will perform all Regular Deliveries and Key Drop Deliveries using equipment and personnel under its direct control. McLane will be responsible for all such equipment, whether owned, leased or rented; and for all such personnel, whether employees, leased or temporary. To the extent McLane may use subcontractors or independent carriers, such use will be restricted to the inbound freight services described in Schedule 11 (Management of Inbound Freight) and in Article 3.4 above, and special deliveries as described in Article 4.9(d). McLane will be responsible for selecting such subcontractors or independent carriers and negotiating all rates and charges with them, and for the payment of such subcontractor or independent carriers; and in no event will Company be liable for any such payment nor will any such subcontractor or independent carrier have any payment recourse to Company. In all such cases, McLane will only select and/or use carriers which (a) are licensed and maintain the licenses and certifications required by Applicable Law to properly perform any of McLane’s Services, and (b) have and maintain no less than the minimum insurance required by Applicable Law. At all times during performance of inbound freight services, all McLane-employed drivers will meet McLane’s minimum driver qualifications In its contracts with subcontractors and independent carriers, McLane will require that such subcontractors’ and independent contractors’ drivers meet the minimum driver qualifications required by Applicable Law. With respect to the performance of subcontractors or independent carriers and their drivers and any rates or charges negotiated with such subcontractors and independent carriers, McLane’s indemnity, defense and hold harmless provisions in Article 12.2 will apply in full for the benefit of Company.

3.6 McLane’s Rights as Distributor. McLane’s designation as an Approved Distributor will not prohibit McLane from providing services similar to the Services to any restaurant operated by any Person other than Company or Participating Franchisees, including any Person that may be a competitor of the Restaurants. Notwithstanding the foregoing, McLane is prohibited from providing services (including the purchase, sale and distribution) of the Proprietary Products to any restaurant other than the Restaurants.

ARTICLE 4

Product Matters

4.1 Use of Products and Approved Providers. The initial list of Products to be obtained by McLane for the Restaurants will be provided by Company to McLane before the first phase of the Transition Plan. Company will maintain Approved Providers for manufacture and production of the Products. McLane may at its option enter into a McLane Supplier Agreement with certain of Company’s Approved Providers. To the extent McLane provides instructions to any Approved Provider, either in lieu of or in addition to entering into a McLane Supplier Agreement, such instructions will be materially consistent with this Agreement. McLane will provide written notice to Company prior to modifying the form of the McLane

Supplier Agreement. McLane will set up new Approved Suppliers in its system within seven days of Company’s written notice to McLane of such Approved Provider and will add New Products to the list of Products currently purchased from existing Approved Providers within three days of Company’s written notice to McLane of such New Products. To facilitate the foregoing, upon Company’s reasonable request, McLane will provide Company with an executed copy of McLane Supplier Agreement or any other agreement it enters into with Company’s Approved Providers in connection with the Products or Services. McLane will promptly notify Company of any Approved Provider that does not meet McLane’s requirements for suppliers. If Company suspends its approval of any Product for use in the Restaurants or terminates any agreement with its Approved Providers, it will provide McLane prompt notice of such termination and will have the obligations set forth in Article 4.5 with respect to disposition of Discontinued Products and Dead Stock.

4.2 McLane’s Obligation to Purchase Product and Maintain Product Inventory. McLane will purchase Products from Company’s Approved Providers in amounts consistent with Company’s Existing Product Purchasing Data; provided that McLane will not be required to purchase more than a three week supply of any Product for each Facility unless otherwise agreed by Company and McLane in writing. Notwithstanding the foregoing, McLane will not be obligated to maintain Products in inventory in aggregate in excess of 14 days based on the most recent DII Average. DII Average means the “days in inventory” average, calculated by dividing the total on-hand inventory values at the end of a Period by the quotient of McLane’s Product Cost for the Products sold for that Period by the number of days in the applicable Period.

4.3 Product Shortages; McLane’s Right to Substitute Comparable Products.

(a) Notice of Shortages. McLane will promptly notify Company and Participating Franchisees of any actual or anticipated Shortage. The notice will describe the reason for such Shortage, the expected duration of the Shortage, and describe in reasonable detail McLane’s plan for remedying the Shortage and anticipated delivery date of the Products for the affected Restaurants. No Shortage resulting solely from an Approved Provider’s failure or inability to timely make available the Products to McLane, will affect McLane’s Key Performance Indicator measurements or serve as grounds for Company to declare McLane in default and seek termination of this Agreement pursuant to Article 14.

(b) Substitution of Comparable Products. During any Shortage of any Product, subject to Article 4.3, McLane may propose a Comparable Product. McLane will notify Company of the proposed Comparable Product and request Company’s approval of the use of a Comparable Product for a specific time period, which will not be unreasonably withheld as long as such Comparable Product materially complies with the Product Specifications applicable to Product. McLane’s notice will include the anticipated price and specifications of the Comparable Product. If the Shortage is due to McLane’s failure to order and purchase Product or otherwise obtain and maintain quantities of Product in accordance with the Existing Product Purchasing Data and this Agreement, McLane will absorb any increases in the price paid and any other costs incurred for the Comparable Product. With respect to New Products and Promotional Products, Company or Participating Franchisee, as applicable, will bear the increased price for the Comparable Product and any allocation costs incurred under Article 4.3(c) below; provided that such Comparable Product will only be used for such time as necessary to address the Shortage and McLane will use Reasonable Efforts to avoid the reoccurrence of such Shortage of New Products and Promotional Products.

(c) Allocation of Product During Shortages. During any Shortage, Company may direct McLane to allocate sales of the Product affected by the Shortage among the Restaurants as Company sees fit. Company will communicate allocation decisions as needed to applicable Participating Franchisees and Restaurants. If the Shortage is due to McLane’s failure to order or obtain Product quantities in accordance with the Existing Product Purchasing Data and this Agreement, then McLane will absorb any increased costs in allocating sales of Product among the Restaurants. Otherwise, Company or Participating Franchisee, as applicable, will bear the reasonably incurred costs associated with Company’s direction to allocate Product among Restaurants.

4.4 Promotional Products. McLane will provide the Services with respect to the Products designated by Company as Promotional Products and will comply with any reasonable instructions for such Promotional Products; provided, that if any such instructions reasonably create a need for McLane to obtain storage space from a third party, Company will pay reasonable freight costs and outside storage costs (as well as a reasonable administrative charge) to McLane for storage services not described in the Statement of Work, subject to Company’s consent in writing to such costs.

4.5 Obligation to Purchase Discontinued Products and Dead Stock Remaining in McLane’s Inventory.

(a) Discontinued Products. Company will provide written notice to McLane of its designation of a Product as a Discontinued Product, including Discontinued Product associated with Company’s termination of any limited time offer, test period, or promotional period for a Promotional Product, upon which notice McLane promptly will use Reasonable Efforts to cancel all pending orders and return to Approved Provider all existing inventory of such Discontinued Product. If within 60 days following Company’s written notice of a Discontinued Product, and assuming Company has not provided instructions for selling or otherwise disposing of such Discontinued Product (in addition to McLane’s obligation to return existing inventory to the Approved Provider as described above), Company will purchase all of McLane’s remaining inventory of such Discontinued Product in accordance with the terms of Schedule 9 (Discontinued Product and Dead Stock Disposition). If neither Company nor Approved Provider takes possession of the Discontinued Product, then McLane may invoice Company for such Discontinued Products and Company will, within 30 days after receipt of such invoice, pay McLane for such Discontinued Products in accordance with the terms of Schedule 9 (Discontinued Products and Dead Stock Disposition) and the reasonable freight costs to ship such Products to the destination designated by Company, or if applicable, McLane’s reasonable costs of disposing of such Discontinued Products (supported by reasonable written evidence including receipts and related documentation). Company is not responsible for any orders of Discontinued Products by McLane following the date of Company’s written notice of a Discontinued Product.

(b) Dead Stock. For each Period, McLane will provide Company with a list of all Dead Stock on a Facility-by-Facility basis, including a description of the Products, the Cost thereof, and the quantity remaining in McLane’s inventory. Company will, at its sole option, either: (1) return the Dead Stock, at Company’s expense, to the Approved Provider for a credit; (2) designate specific Restaurants to purchase and use the Dead Stock; or (3) provide other disposal instructions, with payment arrangements to be agreed upon in writing by Company and McLane, which may include the continued storage by McLane of such Products for an agreed-upon fee and/or payment of the Cost for such Products over time through an allocated increase in the Delivery Fee charged on other Products for an agreed upon period of time. If such Product is not sold or otherwise disposed of in accordance with clauses (1) through (3) of this Article 4.5(b) within * days following Company’s receipt of the list of Dead Stock by McLane and the Dead Stock has not been designated as such as a result of McLane’s material breach of this Agreement, McLane may invoice Company for all of the Dead Stock on the list that has not been previously disposed of and Company will, within * days after receipt of such invoice, pay McLane for such Products in accordance with the terms of Schedule 9 (Discontinued Products and Dead Stock Disposition) and the reasonable freight costs to ship such Products to the destination designated by Company, or if applicable, McLane’s reasonable costs of disposing of such Products (supported by reasonable written evidence including receipts and related documentation).

Company’s obligations under Article 4.5 will be in addition to, and will not alter or otherwise affect, Company’s obligations under Article 14.8 with respect to Company’s obligation to purchase existing inventory following expiration or termination of this Agreement.

4.6 Sales of Proprietary Products. McLane will not sell Proprietary Products to any Person, except as authorized by Company pursuant to this Agreement.

4.7 Product Removal.

(a) McLane’s Obligation to Comply with Company’s Decision. In the event of any Removal for any reason, McLane will use its Reasonable Efforts to comply with Company’s procedures for Removal then in effect; provided, however, that, if there is any material conflict between Applicable Law and Company’s Removal procedures, Applicable Law will prevail. Company and McLane will provide the other with its respective Removal protocol on or before the Effective Date.

(b) McLane to Bear Costs of Removal. McLane will bear all costs of Removal to the extent Removal is a result of McLane’s (1) alteration or modification of any Product or packaging of such Product it purchases from the Approved Provider and delivers to a Restaurant; (2) failure to comply with the Standards with respect to the Services; (3) failure to comply with Applicable Law; or (4) its gross negligence or intentional misconduct. Otherwise, Company will promptly reimburse McLane for its reasonable expenses (documented in writing and promptly provided to Company) incurred in connection with the Removal. If McLane fails to comply with a Removal initiated by Company, Company may take such action, at its sole option, as it deems necessary to cause Removal of the affected Product. McLane will reimburse Company for Company’s reasonable expenses incurred in connection with the Removal to the extent that such expenses exceed the expenses that Company would have incurred had McLane complied with Company’s instructions for Removal.

*	CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATEDLY WITH THE SECURITIES AND EXCHANGE COMMISSION.

4.8 Ordering and Reporting.

(a) Electronic Ordering and Communication Facilities.

(i) Company will place orders and will use Reasonable Efforts to cause Participating Franchisees to place orders, at least three days before the date on which delivery is requested. Company and Participating Franchisees will use McLane’s Electronic Ordering System to place orders with and receive invoices from McLane in accordance with McLane’s ordering instructions. McLane’s personnel will provide ordering support to Company and Participating Franchisees via McLane’s Electronic Ordering System and telephone. McLane will be entitled to assess a per case surcharge for any orders submitted by telephone in accordance with Schedule 3 (Additional Fees). If any Restaurant fails to timely submit an order in connection with such Restaurant’s regularly scheduled delivery, McLane will use Reasonable Efforts to contact the Restaurant via Electronic Ordering System and telephone (up to three attempts) and if unsuccessful in reaching the Restaurant, the Restaurant will be deemed to have placed the order for Products placed the previous week.

(ii) Company will use its Reasonable Efforts to receive and process electronic data transmissions from McLane, including, but not limited to, price change updates under Article 5.1(d), new item setup data and vendor change data.

(b) Reporting. McLane will provide Company reports and other relevant data in the form, at the times and in the manner specified by Company in its Reports requirements.

(c) Software Integration. Company is using supply chain management software which McLane will integrate with its Electronic Ordering System in accordance with the requirements set forth in Schedule 10 (Technology Availability and Requirements) and upgrade or modify such Electronic Ordering System as recommended by the manufacturer or licensor; provided that to the extent McLane must upgrade or modify its Electronic Ordering System solely to integrate with Company’s supply chain management software, the parties will agree reasonably allocate among Company and Participating Franchisees the costs associated with such upgrade or modification, if any.

4.9 Product Delivery and Inspection.

(a) Delivery Frequency and Windows. McLane will deliver Product to each Restaurant on the schedule and frequency designated for the Restaurants by Company. Company and each Participating Franchisee will: (1) place that number of orders for Product on a weekly basis corresponding to the number of deliveries Company or Participating Franchisee, as applicable, elects to receive; and (2) be available for deliveries by McLane in accordance with the delivery schedule for the Company Restaurants and Participating Franchisee Restaurants. McLane will not deliver Product during any Restaurant’s designated Blackout Window. Company or Participating Franchisee, as applicable, may amend its designated Blackout Window for its Restaurant no more than once per calendar year upon written notice to McLane and during McLane’s semi-annual review of delivery schedules and routes. McLane will notify Company and Participating Franchisees in advance of any such review in accordance with the reroute procedures set forth in Schedule 7 (Delivery: Frequency, Schedule, Route & Unloading Procedures). Any amendments to the designated Blackout Window for the Restaurants will take effect during the first full Period following McLane’s semi-annual reroute.

(b) Unloading Procedures. McLane will unload Products at the Restaurants in accordance with the unloading procedures set forth in Schedule 7 (Delivery: Frequency, Schedule, Route & Unloading Procedures). McLane is solely liable for the actions of its personnel in connection with the delivery of Products and performance of any other Services while on any Restaurant’s premises, subject to the gross negligence or willful misconduct of Company or Participating Franchisee, as applicable, as owner of such Restaurant.

(c) Use of Distribution Facilities; Routing of Deliveries. McLane may deliver Products to any Restaurant from any approved Facility. McLane may make reasonable changes in its routing procedures in accordance with the route change notice procedures set forth in Schedule 7 (Delivery: Frequency, Schedule, Route & Unloading Procedures).

(d) Special Deliveries; Critical Products. Upon request of any Restaurant, McLane will perform Special Delivery services for the requesting Restaurant subject to payment of either (i) the actual cost incurred by McLane, if McLane uses a third-party carrier or courier to perform the Special Delivery, or (ii) a fee reasonably determined by McLane but not to exceed the Special Delivery charge described in Schedule 1 (Prices; Delivery Fees), if McLane performs the delivery using its own fleet. Notwithstanding the foregoing, if a Critical Product is correctly ordered and confirmed by Company or Participating Franchisee but not delivered to any Restaurant due to the fault of McLane, for any reason, then McLane will arrange for delivery of such Critical Product to Company or Participating Franchisee at no charge in accordance with the procedures set forth in Schedule 7 (Delivery: Frequency, Schedule, Route & Unloading Procedures). McLane will use Reasonable Efforts to complete Special Delivery services of Products, including Critical Products, within 10-24 hours after receiving the request for such Special Delivery services from Company or Participating Franchisee.

(e) Non-Traditional Venues; Special Events. Services performed for Non-Traditional Venues or in connection with any Special Event will be performed in accordance with the Non-Traditional Venue and Special Event Procedures. Within 30 days following the commencement of the first phase of the Transition Plan, McLane will, at McLane’s expense, deliver three refrigerated delivery trailers bearing custom vehicle wrap designed or approved by Company to the Facility(s) designated by Company for use at Restaurants and special events within the Service Areas of the Facilities. For any Special Event, Company may elect to use such custom-wrapped refrigerated delivery trailer as additional storage of Products at the site of such Special Event or at a Restaurant upon the terms and conditions (including fees) set forth in Schedule 14 (Drop Trailer Cost Model); provided that if Company requests that McLane to relocate any such trailer to a Service Area for a different Facility, then Company will bear the costs of such relocation. If McLane does not have available a trailer bearing custom vehicle wrap, then Company may request that McLane provide a trailer (wrapped or plain) under the terms set forth in Schedule 14 (Drop Trailer Cost Model) and Company will pay the rental fees and costs identified therein. At least 30 days prior to each anniversary of the Effective Date, Company will share with McLane its projected schedule of Special Events for the following year, provided that any such projected schedule is for McLane’s planning purposes only and will be subject to modification by Company at any time.

(f) Product Examination, Acceptance and Rejection for Regular Deliveries. With respect to Regular Deliveries, an employee must be available at each Restaurant to supervise inspection and acceptance of delivery. The Restaurant employee must have the authority to inspect and accept delivery of the Products and sign McLane’s invoice or packing slip. Upon such employee’s signature on McLane’s invoice or packing slip and subject to rejection of all or any portion of the delivery, Company or Participating Franchisee, as applicable, will be deemed to have accepted the delivery of the Products ordered. Rejection of Products that are delivered in Regular Deliveries may be rejected as follows: (1) at the time of delivery and prior to acceptance of the delivery as described above, a Restaurant employee may reject all or any portion of the Products by describing in writing the Products rejected and the basis for rejection on the packing slip or through other means of communication acceptable to Company or Participating Franchisee and McLane; and (2) such rejection must be promptly, as practically possible, be communicated to McLane.

(g) Product Examination, Acceptance and Rejection for Key Drop Deliveries. With respect to Key Drop Deliveries, unloading and delivery of the Products will occur in accordance with the unloading procedures described in Schedule 7 (Delivery: Frequency, Schedule, Route & Unloading Procedures). To reject all or any portion of Key Drop Delivery Products, the employee must: (1) note the rejection of all or any portion of the Products by describing the Products rejected and the basis for rejection on the packing slip or through other means acceptable to Company or Participating Franchisee and McLane; and (2) such written rejection must be communicated to McLane the following day by 11:00 a.m. local time for the affected Restaurant.

(h) Procedures Following Rejection. Arrangements for return of Products to McLane will be made through McLane’s ordering department. McLane will use its Reasonable Efforts to promptly pick up the affected Products but at least by the second delivery following Company’s or Participating Franchisee’s notice to McLane that the Product is rejected. Until such time the Products will be properly maintained and stored. McLane will promptly issue a receipt to Company or Participating Franchisee, as applicable, for any rejected Products picked up.

(i) Remedy for Rejected Products. McLane will credit Company or Participating Franchisee’s subsequent invoices, as applicable, for the rejected Products within seven days after receiving notice of rejection; and the applicable Facility will promptly, but in any event within seven days after receiving notice of rejection, provide Company or Participating Franchisee, as applicable, with an electronic copy of the credit memo evidencing such rejection. If a Product is returned to McLane by Company or a Participating Franchisee for (i) failure to meet the Product Specifications attributable to the applicable Approved Provider; or (ii) concealed damage or compression damage (e.g. Approved Provider failed to package the Product such that it was capable of sustaining normal handling during the distribution process), and McLane issues a credit for such returned Product, then McLane will be entitled to a corresponding credit from the Approved Provider of the returned Product upon written notice to such Approved Provider with copy to Company. If the Approved Provider does not issue a corresponding credit to McLane, McLane will have the right to set off the amount of such credit against any amounts owed to such Approved Provider upon Company’s written approval to McLane for such set off and provided Company’s agreement with such Approved Provider permits set off of credits against amounts owed to Approved Provider (or Company and Approved Provider otherwise have agreed that such set off of credits is permitted). To the extent there is no arrangement with the Approved Provider permitting McLane to set off credits against amounts owed to the Approved Provider, Company will be responsible to McLane for an amount equivalent to such credit.

(j) Title and Risk of Loss. With respect to Regular Deliveries, title to Products will pass upon acceptance of the Products by Company or the Participating Franchisee, as applicable, subject to the procedures for Product examination and rejection set forth in this Article 4.9. With respect to Key Drop Deliveries, title to Products will pass at the time the Products are delivered to the applicable Restaurant, unless the Products are rejected in accordance with the procedures set forth in this Article 4.9.

(k) Restocking Fee. For any Product that is not eligible for return and a credit under Article 4.9(f) through Article 4.9(i), any return of Product in good condition (e.g. “in good condition” in accordance with industry standard and capable of being distributed to another Restaurant) will be subject to payment of the restocking fee set forth in Schedule 3 (Additional Fees). Refrigerated and frozen items are not eligible for return under this Article 4.9(k), and McLane will not be obligated to accept the return of any refrigerated or frozen item that does not have sufficient shelf life as determined by labeling or regulation remaining to allow for restocking and resale to other customers.

(l) Express Warranties. McLane represents, covenants and warrants with respect to the Products and its Services: (a) any modification or alteration of Products by McLane, including packaging and the rendering of Services in connection with such Products, will not cause any material defect in the Product or failure to conform to the Product Specifications; (b) all Products will be maintained in safe, merchantable conditions and in compliance with Applicable Law and in accordance with the Standards set forth in Schedule 13 (Quality Assurance - SOP, Standards and Guidelines); (c) any modification or alteration of the Products, including packaging and the rendering of the Services in connection with such Products, will not cause any Products to become materially adulterated or misbranded within the meaning of the Federal Food, Drug, and Cosmetic Act and its accompanying regulations, including but not limited to the Food Allergen Labeling and Consumer Protection Act of 2004 and any regulations issued or amendments thereof; (d) the Products will be transported in full compliance with Applicable Law, including, without limitation, those relating to the sanitary and safe transportation of food; and (e) all Products will be delivered free from any security interest or other claim, lien or encumbrance of any kind whatsoever. Each of the foregoing representations, covenants and warranties set forth above will survive for at least as long as the shelf life of each Product described in the shelf-life matrix set forth in the Product Specifications. McLane is additionally deemed to represent, covenant and warrant that: (i) McLane will develop and maintain corrective and preventive action plans, recall policies and quality and HACCP procedures and practices acceptable to Company, and will provide Company with a copy of such procedures and policies applicable to the Products prior to fulfillment of any purchase order along with such other information concerning quality assurance as Company may request from time to time; (ii) McLane has good title to any of the Products purchased, sold and delivered to Company or Participating Franchisees under this Agreement, and will have at all times the right to transfer title of the Products to Company or Participating Franchisees, as applicable, subject to the terms of this Agreement; and (iii) McLane will maintain the Products available for purchase by Company and Participating Franchisees pursuant to this Agreement in the same condition as when acquired by McLane from the Approved Provider, including in the original packaging. If McLane repackages any Products or makes any other modification, the repackaging and any other modification must be done at McLane’s cost and is subject to this Article 4.9 (l).

4.10 DISCLAIMER OF WARRANTY. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN ARTICLE 4.9(l), ALL PRODUCTS ARE SOLD “AS IS,” “WHERE IS,” “WITH ALL FAULTS,” AND McLANE HEREBY DISCLAIMS ANY AND ALL OTHER WARRANTIES, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTY OF MERCHANTABILITY AND THE IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

4.11 Breach of Warranty Procedure. If Company or any Participating Franchisee believes that any of the express warranties set forth in Article 4.9(l) have been breached, Company or such Participating Franchisee, as applicable, will notify McLane in writing of such breach within 30 days of McLane’s delivery of the affected Products, describing the nature of the defects and permitting McLane the opportunity to examine the affected Products as soon as practically possible.

4.12 Survival of Warranty Disclaimer and Procedures. The provisions of Articles 4.11 through 4.13 will survive the expiration, earlier termination or permitted assignment of this Agreement.

4.13 Internal Transfers. To the extent Company elects to receive from McLane Redistribution Services, such Redistribution Services will be provided by McLane in accordance with Schedule 16 (Internal Transfers) and pursuant to a separate agreement executed by McLane and Company.

4.14 Contract Manager, National Account Manager and Customer Service Representative; Key Performance Indicators. McLane’s National Account Manager will be responsible for overseeing McLane’s performance under this Agreement, including providing regular status updates and other support requested by Company throughout the Term. McLane’s Customer Service Representative will support the National Account Manager and will address any Restaurant-level problems and concerns. McLane may change the National Account Manager or Customer Service Representative at any time, and from time to time, at its sole option upon written notice to Company and without further amendment to this Agreement; provided McLane will ensure that any such change will be conducted in such a way as to effect a smooth transition with minimal disruption to the Services that Company and the Participating Franchisees receive from the National Account Manager and Customer Service Representative. Company will designate the initial Contract Manager; provided that Company may change the Contract Manager at any time, and from time to time, at its sole option upon notice to McLane and without further amendment to this Agreement.

4.15 Key Performance Indicators. Company will measure McLane’s performance of the Services in accordance with the procedures set forth on Schedule 8 (Key Performance Indicators (KPIs)). McLane acknowledges that the KPIs are a reasonable minimum standard by which to measure McLane’s performance of the Services.

ARTICLE 5

Pricing

5.1 Price Determination.

(a) Basic Price Calculation. The prices applicable to each Product (other than soft drink Products and chemicals, Special Products and Break Case Products) will be the McLane’s Product Cost plus the applicable Delivery Fee as set forth on Schedule 1 (Prices; Delivery Fees), provided that Company may identify its top * SKUs for which the base price will be calculated using the System Weighted Average. Each Period, for each System Weighted Average priced Product received and sold to the Restaurants in the preceding Period, McLane will calculate the variance between the System Weighted Average price at which the Product was sold to the Restaurant and McLane’s Product Cost. McLane will then multiply the resulting variance by the total quantity of the Product received and sold to all Restaurants during the given Period. The sum of all such variances for each Product will then be divided by McLane’s estimate of the quantity of that Product it reasonably expects to sell to the Restaurants during the following Period, and the quotient will be added (or, if negative, subtracted) from the applicable price (whether based on System Weighted Average or McLane’s Product Cost) to be charged for that Product for the following Period. Company may amend its top * SKUs each Period by providing written notice to McLane at least ten day prior to the expiration of the Period and any price changes for such top * SKUs will become effective during the following Period. The prices to be paid for soft drink Products and chemicals, Special Products and Break Case Products are set forth on Schedule 1 (Prices; Delivery Fees), plus the applicable Delivery Fee.

(b) Pass-Through of Manufacturers’ Rebates. McLane will pass through the benefit of all manufacturers’ rebates, discounts, promotions and other benefits relating to the Products to Company, except for (1) any Cash Discounts, and (2) allowances that are only available to McLane and are intended for offsetting costs of performing warehousing, distribution and reporting functions on behalf of the Approved Provider.

(c) Agency Billing Programs. McLane acknowledges that certain Products are subject to an Agency Billing Program. McLane will provide Services for Products which are subject to an Agency Billing Program in accordance with the following conditions:

(i) McLane must become and remain an Approved Distributor of Products subject to an Agency Billing Program, provided that McLane will not be required to do so if any material additional expense is required for McLane to obtain approval or remain approved to be an Approved Distributor of such Products;

(ii) McLane will sell such Products to the Restaurants at the cost which Company has established with the Approved Provider.

*	CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(iii) McLane will receive Agency Payments directly from the Approved Provider as compensation for the Services hereunder. Except as set forth in Article 5.1(c)(iv), McLane’s Delivery Fee under this Agreement will not apply to Products that are subject to an Agency Billing Program.

(iv) If an Approved Provider causes or allows a change in McLane’s Agency Billing Payments through a change in the per-case amounts paid by the Approved Provider, the Case Pack Size maintained by the Approved Provider, or otherwise, McLane may impose (or adjust, as applicable) the Delivery Fee by an amount which would fully offset such payment adjustment by the Approved Provider.

(d) Price Changes. Company will provide written notice of price changes imposed by the Approved Providers to McLane’s Pricing Manager no later than the 15th day of the month. Such price changes will take effect for shipments made or orders placed on the first day of the following month and will be reflected in McLane’s invoices for Products shipped to Company or its Participating Franchisees, as applicable, on or after the first day of the following month. If Company gives McLane notice of a price change after the 20th day of a Period but before the end of a Period, such price change will take effect no later than one week after the first day of the immediately following such Period. For Products that change prices on a weekly basis (such Products will be agreed to in writing by McLane and Company), Company will provide written notice of price changes imposed by the Approved Providers to McLane’s Pricing Manager by the deadline set forth in Schedule 1 (Prices; Delivery Fees) and such price change will become effective at each Facility by the following Monday.

(e) Schedule 1 (Prices; Delivery Fees) sets forth certain special delivery fees and additional charges that are in addition to the applicable Delivery Fee.

5.2 Delivery Fee Adjustments Upon Certain Triggering Events.

(a) Annual Delivery Fee Adjustments. The Delivery Fee will be adjusted annually according to the Delivery Fee adjustment schedule set forth in Schedule 1 (Prices; Delivery Fees).

(b) Delivery Fee Adjustment for Changes Related to Cash Discounts. If the Average Per Case Cash Discounts (rounded to the nearest whole penny) generated by McLane under this Agreement for any Quarter are less than the Cash Discounts Target set forth in Schedule 1 (Prices; Delivery Fees), the Delivery Fee will be adjusted by the difference in the Average Per Case Cash Discounts for such Quarter and the Cash Discount Target. Any such adjustment will become effective on the first Monday of the Period immediately following the Period in which the expiration of the applicable Quarter occurs and will remain in effect until further adjustment, if required, in accordance with this Article 5.2(b). McLane will be entitled to adjust the Cash Discounts Target on each anniversary of the Effective Date in accordance with a change in the CPI-U from the prior year.

(c) Upon Changes in Volume of Cases of Product per Delivery. The parties will review during the Annual Review Period the average number of cases of Product delivered per Restaurant each week (including deliveries of fresh chicken Products) and will adjust Delivery Fees in accordance with Schedule 1 (Prices; Delivery Fees) to account for any increase or decrease in volume of cases of Product per delivery.

(d) Upon Change in Case Pack Size. In the event of any change in the pack size (e.g., the number of Units of Product within a case or other shipping unit, or the volume of Product within each Unit within a case or other shipping unit) of any Products by Approved Provider, McLane may adjust the Delivery Fee of such Product to account for any increase in pack size for such Product.

(e) Upon Changes in Company’s Information Technology. If Company adopts any ordering, payment, data processing, inventory management or related information technology systems for general use in the Restaurants that would require McLane to incur any capital expenditure or development costs to upgrade or modify its Electronic Ordering System to interface with such technology systems in the Restaurants, senior management of Company and McLane will promptly negotiate, in good faith, an adjustment to the Delivery Fee that would equitably reimburse McLane for the expenses McLane would incur in connection with creating an interface to and interconnection with such information technology systems, offset by any reductions in McLane’s general and administrative expenses expected to be realized as a result of the implementation of such systems. Company will afford McLane a reasonable period of time in which to adapt to, interface to or interconnect with any such information technology system prior to Company’s final implementation of the system.

(f) Upon Adjustments in Taxes, Duties, Fees or Governmental Assessments. With the exception of sales tax applicable to certain Products, McLane currently does not adjust the Delivery Fee for any tax, duty, fee or other assessment upon the Products, Services or Facilities and equipment therein. If during the Term any governmental authority having jurisdiction over McLane, Company or any Participating Franchisee takes action to levy, increase or reduce any tax, duty, fee or other assessment upon any Products, the Services, or the Facilities and equipment, McLane may, in its reasonable discretion and upon prior written notice to Company, (1) implement an adjustment to the Delivery Fee that accurately reflects McLane’s increased or decreased cost of continuing to sell Products and provide Services or (2) pass through such tax, duty, fee or assessment directly to Company or its Participating Franchisees, as applicable, on McLane’s invoices. McLane will collect from Company or the Participating Franchisees, as applicable, and remit to the appropriate taxing or other governmental authority all taxes, duties, fees and assessments which are Company’s or the Participating Franchisees’ legal responsibility with respect to the purchase of Products and the delivery of Services. This Article 5.2(f) does not apply to increases or decreases in fuel taxes, which will be addressed in Article 5.3, and further does not apply to any income taxes assessed on revenue received by McLane for its performance of the Services under this Agreement.

(g) Upon Increase in the CPI-U in Excess of *. Upon each anniversary of the Effective Date, the parties will review the increase in CPI-U from the prior year, if any, and to the extent there is an increase in CPI-U of more than * then the parties Delivery Fee will be adjusted as set forth in Schedule 1 (Prices; Delivery Fees).

*	CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(h) Upon Changes in System Benchmarks.

(i) The System Benchmarks will be reviewed annually for the Adjustment Factors set forth in Section 4(d) of Schedule 1 (Prices; Delivery Fees). So long as each of the Adjustment Factors remains within the System Benchmarks, the Delivery Fee will remain the same, subject only to further adjustment pursuant to other provisions of this Article 5.2.

(ii) In the event that an Adjustment Factor varies from the applicable System Benchmark set forth in Schedule 6, the Delivery Fee will be adjusted in accordance with Section 4(d) of Schedule 1 (Prices; Delivery Fees). McLane will promptly notify Company and its Participating Franchisees of any such adjustment. Any such adjustment will become effective on the first Monday of the Period immediately following the Period in which the expiration of the applicable Annual Review Period occurs. This Article 5.2(h) will not apply to Average Weekly Cases Per Restaurant, variations in which are subject to Article 5.2(c).

(i) Prior to Expiration of Agreement. Beginning 270 days prior to the Expiration Date of the Initial Term or any Successor Term and continuing thereafter for a period of 90 days, if requested by either McLane or Company, senior executives of McLane and Company will meet and negotiate in good faith to effect an equitable adjustment to the Delivery Fee.

5.3 Fuel Surcharge. In addition to the Delivery Fee, Company and Participating Franchisees will pay McLane a fuel surcharge (or McLane will provide Company and Participating Franchisees a credit against the Delivery Fee, as applicable) if the Period Average Fuel Price falls outside of the range for which there is no fuel surcharge or requires a credit pursuant to the chart set forth on Schedule 4 (Fuel Surcharge). The amount of such fuel surcharge or credit will be adjusted each Period based on the chart set forth on Schedule 4 (Fuel Surcharge) to reflect increases or decreases in the Period Average Fuel Price.

5.4 No Evasion. Neither Company, any Participating Franchisee, McLane nor any of their respective Affiliates will take any action, the purpose of which is to subvert or evade the provisions of this Article 5.

ARTICLE 6

Payment and Other Obligations

6.1 Prompt Payment. McLane will invoice Company and each Participating Franchisee on a daily basis for Products sold and delivered and Services performed by McLane under this Agreement by electronic transmission of an invoice to Company or applicable Participating Franchisee. McLane’s invoice will reflect Product sales and deliveries provided to all Company Restaurants and to all Restaurants operated by each Participating Franchisee, in the aggregate, and will be delivered to the Company and each Participating Franchisee by 11:59 p.m. Central Time each day. The Payment Terms for each invoice submitted to Company are set forth in Schedule 1 (Prices; Delivery Fees). The Payment Terms for Participating Franchisees will be established in accordance with Article 7.2. All payments made by Company or any Participating Franchisee to McLane will be made pursuant to the Payment Terms by ACH debit (McLane pull) or by wire transfer of immediately available funds to a bank account designated by McLane. Discount Allowances will apply as set forth on Schedule 5 (Payment Terms, Discounts and Surcharges). Upon any failure by Company or a Participating Franchisee to pay McLane’s invoices in accordance with this Article 6.1, McLane will have the rights and remedies set forth in Articles 7 and 14, in addition to any other remedies in law or equity.

6.2 Notification of Restaurant Changes. Company will give McLane no less than 30 days’ prior written notice if Company or an Affiliate or a Participating Franchisee opens a Restaurant or closes a Restaurant. During the 30-day notice period preceding closure of any Restaurant, McLane may take any reasonable action it deems necessary to collect any invoices associated with such Restaurant.

6.3 Company’s Obligation to Report Sale of Franchised Restaurants. Company will provide McLane with written notice of any sale or transfer of substantially all of the assets of a Restaurant operated by a Participating Franchisee at least seven days prior to the date of such transfer. McLane will treat such information as Confidential Information in accordance with Article 11. Prior to any such sale or transfer, McLane may take any reasonable action it deems necessary to collect any invoices associated with such Restaurant, including, without limitation: (a) shortening the Payment Terms applicable to the selling Participating Franchisee; (b) reaching agreement satisfactory to McLane that any outstanding McLane invoices will be paid contemporaneously with the closing of the sale; or (c) reaching an agreement satisfactory to McLane that McLane will be paid after closing by an agreed upon date. If one of the arrangements described in the preceding clauses (a), (b) or (c) cannot be made prior to the closing of the sale or transfer, McLane may cease to provide Services to the Participating Franchisee proposing such sale or transfer, and such action by McLane will be without liability of any kind to Company or any Participating Franchisee.

6.4 PACA Claims. McLane will request information from time to time from Company and Participating Franchisees, with respect to Products, to comply with PACA. Company will and will use Reasonable Efforts to cause Participating Franchisees to disclose such information in response to McLane’s request provided that such information is solely for the purposes of PACA compliance. To the extent such information is deemed Confidential Information by Company, the parties will comply with Article 11 with respect to such Confidential Information.

ARTICLE 7

Credit Matters

7.1 Credit Matters Affecting Company.

(a) Credit Evaluation of Company. In addition to (and not in lieu of) its rights under Article 7.1(b) and 7.1(c) and Article 14, McLane may evaluate the creditworthiness of Company and assign different Payment Terms to Company in McLane’s reasonable discretion at any of the following times:

(i) upon Company’s repeated failure to timely pay in full any amount owed to McLane in material compliance with the Payment Terms to which Company is subject;

(ii) if at any time Company’s Tangible Net Worth is less than $0;

(iii) upon Company (A) becoming Insolvent or subject to any Insolvency Proceeding, (B) having a Petition filed by or against it, or (C) filing any proceedings for liquidation or dissolution or having a receiver, trustee, custodian or conservator appointed for all or part of its assets; or

(iv) if at any time Company materially fails to meet the Credit Standards.

McLane will provide the credit terms applicable to the Company and its Participating Franchisees as of the Effective Date and provide written notice to Company and its Participating Franchisees of any change in the Payment Terms applicable to Company and its Participating Franchisees. Company and its Participating Franchisees may receive a Fee Per Case Adjustment based upon the payment terms assigned to Company or such Participating Franchisee. Notwithstanding the foregoing, neither Company’s Affiliates nor any of Company Indemnitees will be required to provide a guaranty of any payment obligations for any Restaurant.

(b) Effect of Company’s Failure to Pay Invoices. In addition to (and not in lieu of) McLane’s right to assign different Payment Terms pursuant to Article 7.1(a) as follows, for the events described in Article 7.1 (a):

(i) Company will lose the benefit of any Discount Allowance during the period in which any material unpaid amounts remain past due; and

(ii) McLane will have the right to take any other legally permitted actions that McLane, in its reasonable discretion, determines are necessary or appropriate to collect payment from Company or to avoid incurring any future risk of nonpayment, including, without limitation, the right of suspending performance pursuant to Article 14.5(a). This right is not in derogation of McLane’s termination rights set forth in Article 14.2.

(c) Insolvency of Company. If Company becomes Insolvent or subject to any Insolvency Proceedings, McLane may, without liability to Company (in addition to any other remedies McLane may have under this Agreement): (1) refuse to deliver any Products, except for those Products that Company has already paid for in cash to McLane in advance of delivery by wire transfer of immediately available funds (including immediate payment for Products previously delivered under this Agreement); (2) as to Products already put in the possession of a carrier or other bailee, stop delivery of such Products by notifying such carrier or bailee not to deliver them, in which case the carrier or bailee will hold the Products at McLane’s direction; (3) as to any Products McLane delivered to Company while Company was Insolvent or subject to any Insolvency Proceedings, reclaim such Products at the reasonable expense of Company; or (4) take any other reasonable action it deems necessary to minimize its credit risk on future Product shipments to Company’s Restaurants and to collect any outstanding amount due from Company to McLane.

7.2 Credit Matters Affecting Participating Franchisees. The following Credit Standards and information concerning McLane’s rights and remedies will be provided in writing to any of Company’s Participating Franchisees seeking qualification to receive Services from

McLane. Neither Company nor any other Company Indemnitee will guaranty or assume any payment obligations of any Participating Franchisee or any other third party to McLane, including without limitation the payment obligations of any Participating Franchisee, and McLane’s only recourse for non-payment is against such Participating Franchisee or other third party at McLane’s expense.

(a) Payment Terms - Participating Franchisees Satisfying Credit Standards. A Participating Franchisee who satisfies, and continues to satisfy, the Credit Standards may elect to pay McLane under * day Payment Terms. McLane will afford Company’s Participating Franchisees the benefit of the applicable Discount Allowances set forth in Schedule 5 (Payment Terms, Discounts and Surcharges) (provided, however, that Company’s Participating Franchisees will not have the benefit of the enhanced Discount Allowances associated with payments made under stricter Payment Terms during any period in which any of Participating Franchisee’s previous invoices from McLane remain outstanding or past due).

(b) Payment Terms - Participating Franchisees Failing to Satisfy Credit Standards. If at any time during the Term a Participating Franchisee fails to satisfy the Credit Standards, including, without limitation, if a Participating Franchisee’s Tangible Net Worth is less than $0, McLane may, as a condition of continuing to perform the Services for the benefit of such Participating Franchisee, reasonably impose Payment Terms of McLane’s choice on such Participating Franchisee. McLane will provide written notice to Company and the affected Participating Franchisee of any change in Payment Terms.

(c) Effect of Participating Franchisee’s Failure to Pay Invoices. If any Participating Franchisee fails to timely pay in full any amount owed to McLane in accordance with the material requirements of Article 7.2 and the Payment Terms to which such Participating Franchisee is subject:

(i) such Participating Franchisee will lose the benefit of any Discount Allowance during the period in which any such material unpaid amounts remain past due; and

(ii) McLane will have the right to take any legally permitted actions that McLane, in its reasonable discretion, determines are necessary or appropriate to collect payment from such Participating Franchisee or to avoid incurring any future risk of nonpayment, including, without limitation, the right of suspending performance pursuant to Article 14.5(b), provided that McLane may not take any action against Company to collect payment owed by such Participating Franchisee. This right is not in derogation of McLane’s termination rights set forth in Article 14.2.

*	CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(d) Insolvency of a Participating Franchisee. If a Participating Franchisee or any guarantor of a Participating Franchisee’s obligations under this Agreement becomes Insolvent or subject to any Insolvency Proceedings, McLane may (in addition to any other remedies McLane may have under this Agreement): (1) refuse to deliver any Products except for cash paid to McLane by wire transfer in advance of the time of delivery, including payment for Products previously delivered under this Agreement; (2) as to Products already put in the possession of a carrier or other bailee, stop delivery of such Products by notifying such carrier or bailee not to deliver such Products, in which case the carrier or bailee will hold the Products at McLane’s direction; (3) as to any Products McLane delivered to such Participating Franchisee while such Participating Franchisee was Insolvent or subject to any Insolvency Proceedings, reclaim such Products at the expense of such Participating Franchisee; or (4) take any other reasonable action it deems necessary to minimize its credit risk on future Product shipments to Participating Franchisee’s Restaurants and to collect any outstanding amount due from such Participating Franchisee to McLane.

7.3 Certain Remedies Upon Default. If Company repeatedly fails to pay any amount owed for any Products, including the Delivery Fee and any other charges (such as a fuel surcharge) due under this Agreement, in full prior to the applicable due dates, McLane may charge a late fee equal to 1.5% of the unpaid balance. For any balances that remain unpaid 30 days after the due date, interest thereafter will accrue on such unpaid balance at the rate of 18% per annum (or the maximum rate permitted by Applicable Law, if lower) until paid in full. If Company does not pay any invoice issued by McLane (because such invoice is disputed or otherwise), and McLane initiates and prevails on a claim to collect the amounts owed under such invoice, McLane will be entitled to recover its reasonable costs and attorneys’ fees associated with such claim. Alternatively, if Company timely pays any disputed amount for Products included on an invoice issued by McLane and such disputed amount subsequently is resolved in favor of Company, then McLane will reimburse Company such disputed amount plus 5% per annum interest or the highest interest rate allowable under Applicable Law, whichever is lower. The foregoing will also apply to Participating Franchisees.

7.4 No Accord and Satisfaction for Payments by Paper Check. If Company makes any payment due to McLane under this Agreement by paper check or similar means, no statement on the paper check or in any collateral writing submitted to McLane with such paper check, alone or when coupled with McLane’s deposit, retention and/or endorsement of such paper check, will be effective as an accord and satisfaction with respect to Company’s monetary obligations to McLane under this Agreement. McLane’s endorsement or deposit of such paper check will be with reservation of all rights, regardless of whether such reservation is stated at the time of such endorsement or deposit. The foregoing will also apply to Company’s Participating Franchisees and McLane will provide the foregoing information in writing to the Participating Franchisees.

7.5 Financial Statements. So long as Parent Company publicly files its financial statements with the Securities and Exchange Commission, this Article 7.5 will not apply to Company. If Parent Company becomes private or if its financial statements are otherwise not publicly available, then Company will provide (a) quarterly financial statements to McLane within 30 days after the end of each of its fiscal quarters and (b) annual audited financial statements within 60 days after the end of each of its fiscal years. If Company fails to do so, it will have a period of five days after its receipt of notice of such default to cure such default by providing the applicable financial statement to McLane. If Company does not cure the default within the five-day cure period, McLane will, notwithstanding anything in this Agreement to the contrary and in addition to any other remedies available to McLane under this Agreement, have the right in McLane’s reasonable discretion to reduce the Payment Terms applicable to Company.

ARTICLE 8

Inspection of Distribution Facilities

8.1 Company’s Right of Inspection. Company will have the right to enter and inspect Facilities at any time, including, but not limited to, reviewing and copying all records stored and available at the Facilities related to Product quality, Facility quality or other quality assurance matters. If McLane has insufficient personnel at the Facility during such inspection to allow Company to review and copy such records or if the requested records are unavailable at the Facility or relate to aspects of the Services other than quality assurance matters, then McLane will within 24 hours of such inspection arrange for additional personnel at the Facility (or wherever the records are maintained) and produce the records to facilitate Company’s review and copying of such records.

8.2 Independent Inspection. Subject to Article 8.1, McLane will arrange to have an independent plant inspection firm inspect annually each of the Facilities and McLane’s performance of the Services for ensuring the safety, security and sanitation of the Products at such Facilities. McLane will instruct and authorize the inspection firm to release a copy of its inspection report directly to Company contemporaneously with its delivery to McLane.

ARTICLE 9

Audits

9.1 Pricing Audit. During the Initial Term and any Successor Term, and in addition to Company’s right of inspection under Article 8.1, Company will have the right, at its own expense, no more than once during any twelve-month period, upon giving 30 days’ written notice to McLane, to examine McLane’s books and records with respect to the Services provided to Company and Participating Franchisees as are reasonably necessary to verify the proper calculation of the payments due to McLane by Company under this Agreement during the prior 12-month period. The scope of the audit will be limited to * Products designated by Company. Company will be entitled to employ, at its own expense, an independent auditor to assist it in connection with such audit. All audits will take place electronically or at McLane’s Carrollton, Texas corporate offices during regular business hours.

*	CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

9.2 Dispute. McLane and Company will work together in good faith to resolve any discrepancy between the amounts invoiced by McLane to Company and Company’s audit. If a conflict cannot be resolved or if the amount involved exceeds the Dispute Threshold, then Company or McLane may give the Notice of Dispute which will specify in detail the nature of any disagreements so asserted. All matters specified in any Notice of Dispute will be submitted for resolution by senior executives of McLane and Company.

9.3 Resolution. Within 30 days of the parties’ agreeing that the amounts paid by Company to McLane with respect to the period for which books and records were examined pursuant to Article 9.1 either exceeded or were less than the payments actually due to McLane, McLane will pay the amount of the excess to Company, or Company will pay the amount of the deficiency to McLane, as the case may be. Failing any resolution or payment under this Article 9.3, any claim or dispute will be determined in accordance with Article 17.

ARTICLE 10

Trademarks

10.1 Limited License to Trademarks. During the Term and subject to any change to the Trademarks approved by Company or its Affiliate, Company grants to McLane a limited, royalty-free license solely to use and affix the Trademarks to any Product packaging as required to perform the Services in accordance with this Agreement. McLane acknowledges that Company’s Affiliate is the exclusive owner of the Trademarks.

10.2 Treatment of Products Bearing the Trademarks. If Company or any Participating Franchisee fails to comply with Articles 4.5 and 14.8 to purchase Products remaining in McLane’s inventory, McLane may sell Products bearing the Trademarks to Persons other than Company or Participating Franchisees; provided that, if the sale is to be made to a Person not licensed to use the Trademarks, McLane will first remove the Trademarks from the packaging thereof or repackage the Products, subject to Company or Participating Franchisee, as applicable, bearing the reasonable costs of removing the Trademarks or repackaging the Products.

ARTICLE 11

Confidentiality

11.1 Obligation of Non-Disclosure and Non-Use. Confidential Information must not be disclosed by the Receiving Party, except that Confidential Information may be disclosed by a Receiving Party to its officers, employees, consultants, attorneys, accountants and agent; provided that (a) such disclosure will be limited to only those Persons having a bona fide need to know such Confidential Information in order for the Receiving Party to perform its obligations under this Agreement, and (b) Confidential Information will not be disclosed by the Receiving Party to any individual who is not subject to a confidentiality and non-disclosure agreement with respect to such Confidential Information consistent with the obligations undertaken by the Receiving Party under this Agreement. Confidential Information may be provided in writing, orally, electronically or by any other means. The Receiving Party will be liable for any breach of this Article 11.1 by any Persons to whom it discloses Confidential Information. Neither party will use the other’s Confidential Information except as permitted by this Agreement. Each party agrees to take the same measures to protect the confidentiality of the other party’s Confidential Information as it does for its own Confidential Information, but in no event less than reasonable care.

11.2 Property Rights in Confidential Information. Confidential Information will remain the sole and exclusive property of the Disclosing Party. Upon expiration or earlier termination of this Agreement or at any time upon request by the Disclosing Party, the Receiving Party will promptly return the Confidential Information to the Disclosing Party, or with the Disclosing Party’s written permission destroy and certify in writing the destruction of, all Confidential Information it has received from the Receiving Party, including, but not limited to, all notes and reports which may have been made regarding the Confidential Information and all copies thereof in any form.

11.3 Exceptions. The obligations of Article 11.1 will not apply to Confidential Information:

(a) the disclosure of which is required by Applicable Law or the order of any court, tribunal or other governmental authority of competent jurisdiction, provided that the Receiving Party notifies the Disclosing Party in writing prior to such disclosure and gives the Disclosing Party a reasonable opportunity to evaluate the applicable legal disclosure requirements and to defend against such order. The Receiving Party will take all reasonable steps in any such disclosure to protect the confidentiality of all such information so disclosed, including by seeking a protective order in the case of a court order or other governmental or administrative decree. The Disclosing Party will pay the out-of-pocket expenses reasonably incurred by the Receiving Party in taking such steps. Any such disclosure by the Receiving Party will in no way be deemed to change, alter or diminish the confidential and proprietary status of such Confidential Information;

(b) that at the time of disclosure is in the public domain;

(c) that, after disclosure, becomes part of the public domain by publication or otherwise, except by the Receiving Party’s breach of this Agreement;

(d) that the Receiving Party can establish by reasonable documentary proof was in its possession at the time of disclosure by the Disclosing Party; or

(e) that the Receiving Party receives from a third party lawfully in possession thereof without breach of this Agreement by the Receiving Party.

In addition, the terms of this Agreement will be deemed confidential unless disclosure is required by Parent Company or its Affiliate, pursuant to Applicable Law, including without limitation Sections 13 and 15(d) of The Securities Exchange Act of 1934 (the “Act”) requiring disclosure of entry into a “material definitive agreement” (as that term is defined in the Act) and filing of such material definitive agreement with Parent Company’s 8-K report.

11.4 Insider Trading. McLane will advise any Persons who are informed as to the matters that are the subject of this Agreement, including, without limitation, any of Company’s or Parent Company’s Confidential Information, that U.S. securities laws prohibit any Person who has received from an issuer, such as Parent Company, material, non-public information concerning matters like those that are the subject of this Agreement from purchasing or selling securities of that issuer on the basis of the information or from communicating the information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell securities on the basis of that information.

11.5 Equitable Remedies. The parties agree and acknowledge that any breach of the obligations of this Article 11 would cause the Disclosing Party irreparable harm for which there may be no adequate remedy at law. Accordingly, the Disclosing Party will be entitled to seek injunctive or other equitable relief to remedy any threatened or actual breach of this Article 11 by the Receiving Party without the necessity of proving actual damages. The Receiving Party agrees to pay any reasonable expenses, including attorneys’ fees, incurred in obtaining injunctive relief (in addition to any other relief to which the Receiving Party may be entitled).

11.6 Survival. The expiration or earlier termination of this Agreement will not affect a Receiving Party’s obligations with respect to Confidential Information disclosed prior to the effective date of expiration or earlier termination of this Agreement, which will survive for a period of five years after the effective date of such expiration or earlier termination, as applicable.

ARTICLE 12

Indemnification; Limitation of Liability

12.1 Indemnification by Company. Company covenants, warrants and represents that it is solely responsible for the quality of the Products and their fitness for human consumption from and after acceptance of the Products by Company from McLane (for clarification purposes only, as between Company and an Approved Provider, Approved Provider is required to accept such responsibility to Company), except to the extent McLane modifies or otherwise changes the Products or packaging of the Products and such modification or change causes any harm after such acceptance. Subject to the foregoing, Company will defend, fully indemnify and hold harmless the McLane Indemnitees from any Losses and Expenses with respect to a third party claim arising out of or related to (a) the use, possession, handling, distribution, marketing, preparation or sale of any of the Products after acceptance of such Products by Company to the extent such Losses and Expenses were caused, in whole or in part, by Company’s actions or omissions; (b) claims asserted by any third party purporting to have a proprietary interest in the Trademarks; (c) actions or omissions committed by McLane at the express written direction of Company; and/or (d) Company’s breach of any of its material obligations under this Agreement.

12.2 Indemnification by McLane. McLane covenants, warrants and represents that it is solely responsible for the performance of the Services and the Products while such Products are in its possession. McLane will defend, indemnify and hold harmless Company Indemnitees and each of the Participating Franchisees and their respective directors, officers, employees, agents, representatives, successors and assigns from any Losses and Expenses with respect to a third party claim arising out of or related to (a) any defect in any of the Products sold by McLane to the extent the defect came into existence while McLane had possession of the Products or such defect resulted by reason of McLane’s actions or omissions including, but limited to, any modifications or changes to the Products or packaging of the Products as described in Article 12.1; (b) McLane’s failure to meet its payment or performance obligations to any Approved Provider; and/or (c) McLane’s breach of its material obligations under this Agreement.

12.3 Indemnification Procedures. Pursuant to Articles 12.1 and 12.2, the aforementioned indemnified party will notify the indemnifying party in writing of any action, claim or other matter in respect of which the indemnified party or any of its indemnitees or any of their respective directors, officers, employees, agents, representatives, successors and assigns intend to claim such indemnification; provided, however, the failure to provide such notice within a reasonable period of time will not relieve the indemnifying party of any of its obligations hereunder. The indemnified party will cooperate fully with the indemnifying party and its legal representatives in the investigation, negotiation, compromise, settlement and defense of any action, claim or other matter covered by this indemnification. The indemnifying party will be in charge of and control any such investigation, negotiation, compromise, settlement and defense and will have the right to select counsel with respect thereto, provided that the indemnifying party will promptly notify the indemnified party of all material developments in the matter. In no event will the indemnifying party compromise or settle any such matter without the prior written consent of the indemnified party, which will not be bound by any such compromise or settlement absent its prior consent, which will not be unreasonably withheld. The indemnified party will have the right, but not the obligation, to be represented by counsel of its own selection and at its own expense.

12.4 Contribution. This Article 12.4 will govern the parties’ respective responsibilities when a Loss or Expense is caused by or results from the negligence or fault of Company Indemnitees and the negligence or fault of McLane Indemnitees, or any of their respective officers, directors, employees, agents or other representatives. In such case, Company and McLane will jointly contribute in proportion to their respective degrees of negligence or fault as determined by a court to the payment of the Losses and Expenses, and each party will bear its own attorneys’ fees and litigation costs, which are expressly excluded from any contribution or indemnity obligations when this Article 12.4 applies.

12.5 Limitation of Liability. EXCEPT FOR LOSSES AND EXPENSES UNDER THIS ARTICLE 12 OR AS OTHERWISE PROVIDED IN THIS AGREEMENT, IN NO EVENT WILL McLANE BE LIABLE TO COMPANY NOR

COMPANY LIABLE TO McLANE UNDER THIS AGREEMENT OR UNDER ANY THEORY OF INTENTIONAL TORT, NEGLIGENCE, STRICT LIABILITY, STATUTORY LIABILITY, WARRANTY OR OTHERWISE, FOR ANY INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

12.6 Survival of Indemnification Obligations and Limitation of Liability. The provisions of this Article 12 will survive the expiration, termination or permitted assignment of this Agreement.

ARTICLE 13

Insurance

13.1 Insurance Obligations of McLane. At all times during McLane’s performance of Services, McLane will, at its own expense, carry insurance of the types, in the amounts and with the coverages specified in Schedule 12 (Insurance Requirements). Except for McLane’s workers’ compensation coverages, the insurance policies that are described in Schedule 12 (Insurance Requirements) must name the Company Indemnitees as additional insureds, and the policies must contain a standard separation of insureds provision. The insurance policies must also be endorsed to provide that coverage for Company Indemnitees will be primary and not contributory to any policies carried by Company Indemnitees. All required insurance must be written by reputable, financially responsible companies that are duly licensed to operate within the jurisdictions in which McLane is required to have and maintain such insurance coverage and these insurance companies must have and maintain an A.M. Best’s rating of A-VIII or better. If at any time an insurance carrier providing coverage required under this Agreement falls below an A.M. Best’s rating of A-VIII, McLane will have ten days to replace coverage with a compliant carrier and provide evidence of such to Company. The minimum coverage amounts described herein may be satisfied through a combination of primary and umbrella insurance policies. McLane must provide Company with evidence of insurance in the form of certificates evidencing such coverage as well as endorsements reflecting the requirements above and all language wherever found in the policies that relates to the determination of who is an additional insured, and the scope of the additional insured’s coverage. McLane must give 30 days’ prior written notice to Company of any material changes in or termination of such policies. Company has the right, but not the obligation, to inspect any actual policies required hereunder for compliance with all specified requirements relative thereto.

13.2 Insurance Obligations of Company. Company will, at its own expense, carry insurance of the types, in the amounts and with the coverages specified in Schedule 12 (Insurance Requirements). The commercial general liability policy described in Schedule 12 (Insurance Requirements) must name McLane Indemnitees as additional insureds and the policies must contain a standard separation of insureds provision. The relevant policies must also be endorsed to provide that coverage for McLane Indemnitees will be primary and not contributory to any policies carried by McLane Indemnitees. All required insurance must be written by reputable, financially responsible companies that are duly licensed to operate within the jurisdictions in which Company is required to have and maintain such insurance coverage and these insurance companies must have and maintain an A.M. Best’s rating of A-VIII or better. If at any time an insurance carrier providing coverage required under this Agreement falls below an A.M. Best’s rating of A-VIII, McLane will have ten days to replace coverage with a compliant carrier and provide evidence of such to McLane. The minimum coverage amounts described herein may be satisfied through a combination of primary and umbrella insurance policies. Company must provide McLane with evidence of insurance in the form of certificates evidencing such coverage as well as endorsements reflecting the requirements above and all language wherever found in the policies that relates to the determination of who is an additional insured, and the scope of the additional insured’s coverage. Company must give 30 days’ prior written notice to McLane of any material changes in or termination of such policies. McLane has the right, but not the obligation, to inspect any actual policies required hereunder for compliance with all specified requirements relative thereto.

ARTICLE 14

Breach; Termination; Suspension of Performance

14.1 Termination for Either Party’s Non-Monetary Breach. If either party fails to perform any of its material obligations under this Agreement (except for the events of default described in Article 14.2, to which Article 14.2 will apply exclusively), the other party may, in addition to any other remedy it may have at law or equity, give notice of its intent to terminate this Agreement for material breach of this Agreement, specifying the events of default upon which such notice is based and providing the defaulting party no less than 30 days to cure such default(s). If the specified default(s) is not cured within 30 days of the date such notice is delivered to the defaulting party in accordance with Article 17.9, the party giving notice of its intent to terminate will be entitled to terminate this Agreement immediately upon written notice to the defaulting party, with such termination being effective on the date specified in the notice.

14.2 Termination for Monetary Breach. If Company fails to timely pay in full any amount owed to McLane pursuant to Article 6.1, then McLane may, in addition to any other remedy it may have at law or equity or under this Agreement (including, without limitation, the remedy of suspending performance pursuant to Article 14.5(a)), give notice of its intent to terminate this Agreement for breach. If the breach specified in McLane’s notice is not fully cured within ten days following the date on which notice is delivered to Company in accordance with Article 17.9, McLane may terminate this Agreement as of the date specified in the notice.

14.3 Termination for Insolvency, Bankruptcy or Receivership. In the event that Company or McLane:

(a) becomes Insolvent or subject to any Insolvency Proceeding,

(b) has a Petition filed by or against it, and such Petition is not set aside within 60 days after such filing, or

(c) files any proceedings for liquidation or dissolution or has a receiver, trustee, custodian or conservator appointed for all or part of its assets, then the other party may, at its sole option, terminate this Agreement immediately upon written notice to the financially troubled party effective on the date of such notice; provided that with respect to Article 14.3(b), this Agreement will be deemed automatically terminated as of the date of any filing of a Petition. Without limiting the foregoing, the parties acknowledge and agree that, in the event of a bankruptcy by either party, cause exists under the terms and circumstances of this Agreement for the court to require the debtor under Section 365(d) of the Bankruptcy Code to make a decision to assume or reject this Agreement within 120 days of the date on which the Petition is filed.

14.4 Termination for Repeated Default of KPI. If a Facility has a KPI Default (as that term is defined in Schedule 8 (Key Performance Indicators) at least three times within any 12-month period on the same KPI, then Company may immediately terminate this Agreement upon written notice to McLane without further opportunity to cure.

14.5 Suspension of Performance for Company’s Breach or Repudiation.

(a) If Company (i) fails to timely pay in full any amount owed to McLane in accordance with Article 6.1, (ii) breaches any of Company’s material obligations under this Agreement and fails to cure in accordance with Article 14.1 or (iii) becomes subject to any of the proceedings described in Article 14.3, then McLane may suspend performance of its obligations under this Agreement, including, without limitation, suspension of the delivery of Products to Company Restaurants. As to Products already put in the possession of a carrier or other bailee, McLane may stop delivery of such Products by notifying such carrier or bailee not to deliver such Products to Company Restaurants and to hold the Products at McLane’s direction. Subject to McLane’s compliance with this Agreement, McLane’s suspension of performance under this Article 14.5(a): (1) will not be a breach of this Agreement or give Company the right to terminate this Agreement or suspend performance owed to McLane; provided that Company may, at its sole option, obtain Products from any alternative providers it chooses; (2) will not subject McLane to any liability of any kind to Company; and (3) will be without prejudice to any of McLane’s other rights, either under this Agreement or otherwise. If Company fully pays the amounts owed to McLane within the time period specified in Article 14.2, McLane must resume performance of its obligations under this Agreement, including making deliveries of Products to Company Restaurants. If Company does not fully cure its breach within the time periods specified in Article 14.2, McLane may either terminate this Agreement or resume deliveries of Products to Company Restaurants upon terms and conditions reasonably satisfactory to McLane. Any such resumption of deliveries will not be grounds for any waiver of McLane’s rights or estoppel to assert such rights.

(b) If any Participating Franchisee (i) fails to timely pay in full any amount owed to McLane in accordance Article 6.1, (ii) breaches any of Participating Franchisee’s material obligations under the Participation Agreement and fails to cure within 30 days following written notice from McLane or (iii) becomes subject to any of the proceedings described in Article 14.3, then McLane may suspend delivery of Products to such Participating Franchisee’s Restaurants. As to Products already put in the possession of a carrier or other bailee, McLane may stop delivery of such Products to the Participating Franchisee’s Restaurants by notifying such carrier or bailee not to deliver such Products and to hold the Products at McLane’s direction. Subject to McLane’s compliance with this Agreement, McLane’s suspension of performance under this Article 14.5(b): (1) will not be a breach of this Agreement or give Company the right to terminate this Agreement or suspend performance owed to McLane; provided that, Participating Franchisee may, at its sole option, obtain Products from any alternative providers it chooses subject to Company’s approval; (2) will not subject McLane to any liability of any kind to Company or Participating Franchisee; and (3) will be without prejudice to any of McLane’s other rights, either under this Agreement or otherwise. If Participating Franchisee fully pays the amounts owed to McLane within ten days of McLane’s written notice to Participating Franchisee of such failure to pay, McLane must resume performance of its obligations under this Agreement, including making deliveries of Products to the Participating Franchisee’s Restaurants. If Participating Franchisee does not fully cure its breach within ten days, McLane may either permanently cease deliveries of Products to Participating Franchisee (with written notice to Company that McLane has ceased deliveries to such Participating Franchisee) or resume deliveries of Products to Participating Franchisee upon terms and conditions reasonably satisfactory to McLane. Any such resumption of deliveries will not be grounds for any waiver of McLane’s rights or estoppel to assert such rights.

14.6 Termination of Participation Agreements. A material breach by a Participating Franchisee may result in termination only of the Participation Agreement between McLane and such Participating Franchisee. Notwithstanding the foregoing and unless otherwise agreed to in writing by McLane and Company, upon expiration or earlier termination of this Agreement by McLane or Company for any reason, all then-existing Participation Agreements will automatically terminate as of the effective date of expiration or earlier termination of this Agreement.

14.7 Remedies Upon Expiration or Earlier Termination. Expiration or earlier termination of this Agreement will not affect any obligations that have accrued as of the effective date of expiration or earlier termination or are specifically contemplated by their nature to survive this Agreement, including but not limited to Articles 4.9, 4.12, 11.6, 12.6 and Article 15. The exercise by a party of any one or more of the remedies provided in this Agreement will not prevent the subsequent exercise of any one or more of the other remedies herein provided. All remedies provided for in this Agreement are cumulative and may be exercised alternatively, successively or in any other manner and are in addition to any other rights provided by law and not excluded or disclaimed by this Agreement.

14.8 Obligation to Purchase Products Following Termination. Following the Expiration Date or earlier termination of this Agreement, Company will purchase and take possession or use Reasonable Efforts to cause Participating Franchisees or a third party to purchase and take possession of all Products held in McLane’s or any Affiliate’s inventory. The purchase price for such Products will be McLane’s Product Cost of such Products plus the applicable and reasonable freight costs. With respect to all non-perishable Products not purchased by Participating Franchisees or a third party, Company will purchase such Products within ten days following the Expiration Date or effective date of termination, and with respect to all perishable Products not purchased by Participating Franchisees or a third party, Company will purchase such Products within five days of the Expiration Date or effective date of termination. If Company directs McLane to transfer Products to another location or to a third party, Company will reimburse McLane for all applicable and reasonable freight costs associated with such transfer. If Company and Participating Franchisees do not purchase all Products held in McLane’s inventory in accordance with the requirements of this Article 14.8, McLane may sell such Products to a third party or otherwise dispose of such Products subject to Articles 4.5, 10 and 14.8 regarding the use of Trademarks and Company’s instructions regarding Product disposal. Company will reimburse McLane for the difference, if any, of McLane’s Product Cost of any Products sold by McLane over the net proceeds of such sale or, in the case of Products which McLane dispose of, for Company’s full purchase price of such Products as described in Schedule 1 (Prices; Delivery Fees).

14.9 Survival. The provisions of this Article 14 will survive the expiration, earlier termination or permitted assignment of this Agreement.

ARTICLE 15

Representations and Warranties

15.1 Representations and Warranties of McLane. McLane represents, covenants and warrants to Company that:

(a) Corporate Organization; Qualification to Transact Business. McLane is a duly organized and validly existing corporation in good standing under the laws of the State of Texas and is duly qualified and authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified and where the failure to be so qualified would reasonably be expected to have a material adverse effect on McLane’s ability to perform its obligations under this Agreement.

(b) Corporate Power. McLane has the corporate power and authority to (1) own its property and assets and to transact the business in which it is engaged and presently proposes to engage; and (2) execute, deliver and perform this Agreement.

(c) Due Authorization, Execution and Delivery. McLane has taken all necessary action to authorize the execution, delivery and performance of, and McLane has duly executed and delivered, this Agreement.

(d) No Violation. The execution, delivery and performance by McLane of this Agreement does not and will not (1) contravene any applicable provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (2) conflict with or result in any breach of any agreement to which McLane is a party or (3) violate any provision of McLane’s governing documents including but not limited to articles of incorporation and bylaws.

(e) No Governmental Authorizations. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by McLane of this Agreement, other than those that have been duly obtained or made and are in full force and effect.

(f) Enforceability. This Agreement constitutes the legal, valid and binding obligation of McLane, enforceable against McLane in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by equitable principles (regardless of whether enforcement is sought in law or equity).

15.2 Representations and Warranties of Company. Company represents, covenants and warrants to McLane that:

(a) Corporate Organization; Qualification to Transact Business. Company is a duly organized and validly existing corporation in good standing under the laws of its jurisdiction of incorporation and is duly qualified and authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified and where the failure to be so qualified would reasonably be expected to have a material adverse effect on Company’s ability to perform its obligations under this Agreement.

(b) Corporate Power. Company has the corporate power and authority to (1) own its property and assets and to transact the business in which it is engaged and presently proposes to engage; and (2) execute, deliver and perform this Agreement.

(c) Due Authorization, Execution and Delivery. Company has taken all necessary action to authorize the execution, delivery and performance of, and has duly executed and delivered, this Agreement.

(d) No Violation. The execution, delivery and performance by Company of this Agreement does not and will not (1) contravene any applicable provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (2) conflict with or result in any breach of any agreement to which Company is a party (including any Franchise Agreement); or (3) violate any provision of Company’s governing documents including without limitation articles of incorporation and bylaws.

(e) No Governmental Authorizations. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by Company of this Agreement, other than those that have been duly obtained or made and are in full force and effect.

(f) Enforceability. This Agreement constitutes the legal, valid and binding obligation of Company, and this Agreement is enforceable by and against Company in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by equitable principles (regardless of whether enforcement is sought in law or equity).

(g) Participating Franchisees. Any franchisee desiring to purchase Products from McLane will be required to comply with McLane’s Product Purchasing Terms and Conditions as evidenced by such franchisee’s execution of the Participation Agreement. Neither Company nor any Company Indemnitee will have liability to McLane or its Affiliates if a franchisee elects not to execute a Participation Agreement or fails to comply with the Participation Agreement or its Terms and Conditions. Company acknowledges that if a franchisee fails to execute the Participation Agreement or comply with its Terms and Conditions, such franchisee may not be permitted to purchase Products from McLane.

15.3 Survival. The representations and warranties set forth in this Article 15 will survive the expiration, earlier termination or permitted assignment of this Agreement.

ARTICLE 16

Force Majeure

16.1 Force Majeure. Neither Company nor McLane will be responsible for damages caused by its delay or failure to perform, in whole or in part, its obligations under this Agreement or by its non-compliance with any of the terms of this Agreement to the extent such delay, failure or non-compliance is due or attributable to a Force Majeure Event. In case of any such Force Majeure Event, the affected party will give the other prompt written notice thereof, and thereafter such affected party’s obligations hereunder will be suspended to the extent and for the duration of such Force Majeure Event but in no event will such Force Majeure Event continue more than 90 days after the commencement of such Force Majeure Event. Upon expiration, settlement or other resolution of the Force Majeure Event, the affected party will resume performance in full hereunder. Pursuant to Article 3.3, in the event McLane’s obligations hereunder are suspended due to any Force Majeure Event, Company and Participating Franchisees may enter into other arrangements with alternative providers to satisfy their requirements for Products. Notwithstanding the foregoing, Company and Participating Franchisees are responsible for payment of any Product purchased and delivered to its Restaurants prior to the Force Majeure Event.

ARTICLE 17

General Provisions

17.1 Relationship of Parties. McLane is an independent contractor to Company and Participating Franchisees. Nothing in this Agreement will be deemed or construed to create the relationship of principal and agent, partnership or joint venture, or of any other fiduciary relationship or association between McLane, Company and Participating Franchisees.

17.2 Third-Party Rights. Nothing contained in this Agreement will be deemed or construed to create any rights, obligations or interests in any Person other than McLane and Company and their respective permitted assigns and successors.

17.3 Survival and Benefits. Except as otherwise expressly provided in this Agreement, all covenants, conditions, warranties and representations and other provisions of this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns.

17.4 Assignment. The assignment of this Agreement will be permitted on the following terms and conditions:

(a) Company may assign its respective rights and interest in the Agreement to any third party, including without limitation, Company’s Affiliates and designees, without McLane’s consent, provided that McLane reserves the right to adjust Payment Terms based upon the creditworthiness of such third party transferee in accordance with the credit matters described in Article 7 and Schedule 5 (Payment Terms, Discounts and Surcharges).

(b) McLane will not assign its rights in the Agreement to any third party, including McLane’s Affiliates, without Company’s prior written consent. Any attempt by McLane to assign, sell, delegate or otherwise transfer its rights or obligations under this Agreement will be deemed void and without effect and constitute a material default under this Agreement.

(c) Nothing in this Article 17.4 will preclude McLane from employing common carriers, contract carriers, public warehousemen or other subcontractors and similar parties to temporarily perform the Services subject to Company’s prior approval of such facility or service provider, which will not be unreasonably withheld.

(d) Subject to Article 3.2, if Company sells any Restaurants to a third party who becomes a Bojangles’ franchisee, Company will use Reasonable Efforts to cause such third party to enter into a form of Participation Agreement, providing for such purchaser to purchase its Products from McLane.

17.5 No Oral Modifications. Except as otherwise provided in this Agreement, this Agreement may not be altered, amended, modified or rescinded in any way except by written instrument duly executed by all of the parties hereto. Any written amendment of this Agreement entered into by McLane and Company will be binding on all Participating Franchisees as if independently agreed to by each of them.

17.6 Waivers. The failure of McLane or Company to insist on strict performance of any of the terms and conditions of this Agreement will not be deemed a waiver of the respective rights or remedies that McLane or Company may have regarding that specific instance nor will it be deemed a waiver of any preceding or subsequent breach or default of the same or any other term or condition.

17.7 Continuing Obligations. Termination, assignment or expiration of this Agreement will not relieve either party from full performance of any obligations incurred prior thereto, unless otherwise agreed to in writing by both parties.

17.8 Further Actions. The parties hereto will, for no further consideration, use Reasonable Efforts to perform all such other actions and execute, acknowledge and deliver and cause to be executed, acknowledged and delivered such other documents as may reasonably be required to effectuate the intent of the parties hereto, as reflected in this Agreement.

17.9 Notices. Any notice required or permitted to be given hereunder will be in writing and will be deemed to have been properly delivered if (a) delivered in person; (b) mailed by certified mail (return receipt requested), postage prepaid; or (c) delivered by a nationally-recognized overnight courier service, charges prepaid to such party’s address set forth below, or at such address as may from time to time be furnished by written notice by either party. Any notice sent as aforesaid will be deemed to have been given to the party to whom it is delivered when received for personal delivery; three days after placing in the US mail for delivery by certified mail; and one day after placing with the overnight courier for delivery by overnight courier as described above.

If to be given to McLane:

McLane Foodservice, Inc.

2085 Midway Road

Carrollton, Texas

Attention: President

With a copy to:

McLane Foodservice, Inc.

2085 Midway Road

Carrollton, Texas

Attention: General Counsel

If to be given to Company:

Bojangles’ Restaurants, Inc.

9432 Southern Pine Blvd.

Charlotte, NC 28273

Attention: President

With a copy to:

Bojangles’ Restaurants, Inc.

9432 Southern Pine Blvd.

Charlotte, NC 28273

Attention: General Counsel

17.10 Entire Agreement. This Agreement (and the documents expressly referred to herein and executed contemporaneously herewith or shortly thereafter, including but not limited to the Exhibits, Schedules and other materials described in Article 3.1) contains the entire agreement between the parties hereto, and the terms hereof are all contractual and not a mere recital. All previous discussions or negotiations have been merged into this Agreement. No party to this Agreement has relied upon any oral or written representations, express or implied warranties or agreements that are not expressly contained in the body of this Agreement.

17.11 Governing Law. The internal substantive laws of the state of Texas (but not its conflicts of law provisions), including, without limitation, Chapter 2 of the Texas Uniform Commercial Code (Texas Business & Commerce Code § 2.101 et seq.), except as superseded by the terms and conditions of this Agreement, will govern and apply to this Agreement such that all issues concerning this Agreement (including, without limitation, validity, enforceability, construction, interpretation, performance, breach and remedies) will be decided under the laws of the State of Texas. The parties expressly exclude and disclaim the application of any provision of the United Nations Convention for the International Sale of Goods (CISG).

17.12 Construction. The parties expressly agree that, if a court of competent jurisdiction deems any of the language contained in this Agreement to be vague or ambiguous, such language will not be presumptively construed against any party but will be construed to give effect to the true intentions of the parties. The underlined headings contained in this Agreement are included only for convenience and reference, and such headings will not be used in construing this

Agreement and will have no binding effect upon the parties hereto. Any references to Articles, Exhibits or Schedules in this Agreement will refer to Articles of and Exhibits and Schedules to this Agreement unless otherwise indicated herein.

17.13 Severability. If any provision of this Agreement will be declared invalid or unenforceable by an arbitrator or a court of competent jurisdiction, the remainder of this Agreement will remain in full force and effect.

17.14 Public Announcements. Except for Company’s public disclosures and related submissions made in connection with its compliance with applicable U.S. securities laws, which in all cases is permitted and authorized hereunder, neither Company nor McLane will make any public announcement or any other disclosure regarding this Agreement, the existence or nature of the negotiations hereunder, the proposed transactions, or any matters contemplated herein unless the other party has given its prior written consent to such announcement or disclosure or unless otherwise required by Applicable Law.

17.15 Dispute Resolution.

(a) Negotiation. Before submitting any claim, controversy or dispute arising out of this Agreement to mediation, litigation or other legal proceedings (except actions seeking equitable relief, i.e., specific performance or an injunction), a party must provide written notice to the other of the claim, controversy or dispute, and each will, as promptly as practical, appoint one or more senior executives with authority to settle such claim, controversy or dispute who will meet with each other in good faith for the purpose of expeditiously resolving the claim, controversy or dispute.

(b) Mediation. Except for actions seeking equitable relief (i.e., specific performance or an injunction), if the parties are unable to resolve any claim, controversy or dispute by negotiation in accordance with Article 17.15(a) within 30 days of a party providing written notice of the claim, controversy or dispute, either party may elect to pursue available remedies with respect to the claim, controversy or dispute by delivering written notice of its intention to commence mediation in accordance with this Article 17.15(b). Before commencing proceedings with respect to the claim, controversy or dispute, the parties will first endeavor to settle the claim, controversy or dispute by mediation in accordance with this Article 17.15(b). The mediator will be an independent and neutral third party jointly selected and agreed to by the parties, and failing agreement on the mediator within 15 days of the delivery of written notice of intention to commence mediation in accordance with this Article 17.15(b), the American Arbitration Association will select a mediator from its approved panel of mediators. The mediation will be conducted within 30 days of the selection of the mediator in the Charlotte, North Carolina metropolitan area or such other location expressly agreed to by the parties. McLane and Company will be responsible for their respective attorneys’ fees and costs and will share equally the fees and costs of the selected mediator. If the claim, controversy or dispute is not resolved by mediation in accordance with this Article 17.15(b) within 60 days following the selection of a mediator in accordance with this Article 17.15(b), then either party may elect to pursue available remedies with respect to the claim, controversy or dispute in accordance with Article 17.15(c) of this Agreement.

(c) Venue for Litigation. Any controversy, dispute, or claim arising out of or relating to this Agreement (including, but not limited to, any claim regarding the scope or effect of this Article 17.15 and any claim that this Article 17.15 is invalid or unenforceable), or the breach hereof, not settled in accordance with Article 17.15(a) or Article 17.15(b) will be brought in the United States District Court for the Northern District of Texas, Dallas Division or, if such federal court does not have proper jurisdiction over the matter, in the state courts in Dallas County, Texas.

(d) Limitation of Claims. Any action for breach of this Agreement or any other dispute between McLane and Company arising out of or related to this Agreement must be commenced within two years from the date on which the party asserting the claim knew or reasonably should have known of the facts giving rise to the claim, or such claim will be barred.

17.16 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and signature pages may be exchanged by electronic communications. All of such counterparts together will constitute one instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers, managers or partners, as the case may be, all as of the Effective Date.

[SIGNATURE PAGES FOLLOW]

McLANE FOODSERVICE, INC.

By:	/s/ Susan Adzick
Name:	Susan Adzick
Title:	Vice President – Sales & Marketing

BOJANGLES’ RESTAURANTS, INC.

By:	/s/ Keith Rosenthal
Name:	Keith Rosenthal
Title:	SVP - Supply Chain

[Exhibit and Schedules follow]

Exhibit A

Statement of Work

The following Schedules set forth the Services to be performed by McLane and collectively are referred to in the Agreement as the Statement of Work, as described in Article 1.1 of the Agreement. Capitalized terms have the meanings given in the Agreement.

Schedule 1

Prices; Delivery Fees

1.	Product Pricing Method - Special Products and Break Case Pricing: Pricing for Special Products and Break Case Products will be determined as follows.

a)	CWT SKUs. For *, all CWT SKUs will be priced weekly, monthly or quarterly in arrears. Each CWT SKU will have incorporated into its GS1-128 barcode using the Application Identifier 320y (Product Net Weight in Pounds) where “y” is the number of digits after the decimal place (typically 3202) to allow McLane to scan and capture the weight of each CWT SKU as part of the normal selection process.

b)	Variable Weight Products. For Variable Weight Products, either a standard case cost or catch weight billing methodology will be used. However, due to the numerous costing challenges associated with variable weight Products, the parties agree to review pricing for such Products on a monthly basis and revise or “true up” pricing variables as necessary and mutually agreed upon by the parties.

(For example, catch weight billing methodology may be applied to the purchase of a case of frozen chickens, where the price is $1.50 per pound. McLane will individually weigh each case of Product and price it according to its actual weight – e.g., if the delivered case of chickens weighs 50.5 lbs. the delivered price of that case is $75.75.)

c)	Break Case Products and Small Wares: Break Case Products and Small Wares will be priced at the greater of * above cost or * per Unit of Product. Certain Small Wares are sold by Company’s current Approved Provider in the following case quantities:

i.	Caps and visors are sold by the 24-count package;

ii.	Name badges are sold by the 50-count package;

iii.	Jackets are sold individually;

iv.	Manager’s polo shirt (size small to extra-large; color blue and grey) are sold in two-count packages;

v.	Manager’s polo shirt (size 5XL and 6XL, color blue and grey) are sold individually;

vi.	Crew Henley shirts (size small to extra-large) are sold in six-count packages containing three orange and three red shirts; and

vii.	Crew Henley shirts (size 5XL and 6XL, colors red and orange) are sold individually.

*	CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

2.	Delivery Fees: As of the Effective Date, * per case for all deliveries of Products. The surcharge described in this Schedule 1 (Payment Terms, Discounts and Surcharges) in connection with *-day and *-day payment terms will not be applied during the initial 12 months following the Effective Date.

Commencing (i) June 20, 2016 *, or (ii) no later than 150 days after transition commences *, a surcharge of * per case will apply to all Products ordered by any Restaurant that does not order fresh chicken Products from McLane.

3.	Cash Discount Target: * /case of Product for all Products.

4.	Price Changes:

a)	Upon Increase in the CPI-U in Excess of *. At each anniversary of the Effective Date, the parties will review increases in CPI-U and to the extent such increase is greater than * from the prior year, the parties agree to adjust the Delivery Fee as follows:

Increase in CPI-U From Prior Anniversary of Effective Date	Markup Increase
*	* per case
*	* per case
*	* per case

b)	Upon the Fourth and Sixth Anniversaries of the Effective Date. On the fourth and sixth anniversaries of the Effective Date, the then-current Delivery Fee will increase by * per case regardless of the change in CPI-U from the previous year.

c)	Upon Changes in Volume of Cases of Product per Delivery Systemwide. At each anniversary of the Effective Date, the Delivery Fee will be adjusted as follows based on the Average Weekly Cases Per Restaurant (as defined in Article 1.1 of the Agreement) from the prior year:

Average Weekly Cases Per Restaurant	Delivery Fee Adjustment
*	*
*	*
*	*
*	*

*	CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

d)	Upon Exceeding System Benchmarks.

Delivery Fee Adjustments

Benchmark	Change Threshold	Increase to Distribution Fee
Average Case Cube	*	*

Average Case Weight	*

e)	Special Deliveries. For delivery of Products (including Critical Products) that were not properly ordered and confirmed by Company or Participating Franchisee in accordance with McLane’s ordering procedures set forth in the Agreement, then such Company or Participating Franchisee that failed to properly order and confirm Products will pay the following fees in addition to the fees and charges regularly attributable to the purchase of the Products:

i.	For Products that are added to an existing McLane delivery route in or adjacent to the territory where the Restaurant requiring a special delivery is located, a fee not to exceed *. (Such fee is subject to annual adjustment in accordance with CPI-U changes.)

ii.	For Products delivered via third party courier, the actual and reasonable freight costs charged by such third party courier will be paid by Company or the Participating Franchisee, as applicable.

f)	Weekly Price Changes. Company will submit weekly price changes to McLane’s Pricing Manager no later than 4:00 p.m. Central Time (i.e. local time in Dallas, Texas) each Thursday.

*	CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Schedule 2

McLane Accessorial Fees

as of the Effective Date

LOAD TYPE Will apply to all shipments designated as Prepaid or Embedded	Fee Schedule
Full truck floor load - (=/>than * of truck)	*

Partial truck floor load - (< than * of truck)	*

All pallet delivered mixed loads, including produce requiring sorting and/or segregation * pallets) = *. Partial truck load of less than * pallets = *.	*

All slip-sheet or clamp load shipments	*

Palletized fresh chicken unload (includes sort and segregation)	*

LTL shipments (common carrier)...Facility will complete a cost recapture and submit to VANTIX based on # pallets unloaded per palletized matrix. If * pallets per Purchase Order – */If * pallets per Purchase Order - *	File cost recapture if * pallets per Purchase Order

Full truck (pallet delivered * pallets) – no break down	*

Partial truck (pallet delivered) – no break down (less than * pallets)	*

Late load worked in by Facility *	*

No call/no show	*

McLane will be entitled to adjust each of the amounts specified above on each anniversary of the Effective Date in a manner to reflect the latest annual change in the CPI-U.

*	CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Schedule 3

Additional Fees

Restocking fee:	* of price of Product as invoiced per Article 4.9(k)

Phone Ordering Surcharge:	* per case (not applicable to add-on orders that supplement an order placed through McLane’s Electronic Ordering System).

*	CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Schedule 4

Fuel Surcharge

Each Period, McLane will determine the applicable fuel surcharge adjustment in accordance with the following table. McLane will send written notice of such adjustment to Company within two days thereafter. The rate as adjusted will take effect on the Fuel Surcharge Adjustment Date and will remain in effect until further adjustment (if required) in accordance with this Schedule 4 (Fuel Surcharge).

The Period Average Fuel Price means, with respect to each Facility, the price calculated at the end of each Period by averaging the weekly prices of the four full weeks during such Period of U.S. Retail On-Highway Diesel Fuel Prices for the region (or subregion, as applicable) encompassing that Facility, as published by the U.S. Department of Energy’s Energy Information Administration and posted on the Energy Information Administration’s website, www.eia.doe.gov, together with any increase or decrease in applicable fuel taxes. In the event that the Energy Information Administration or any other agency of the United States government does not publish a weekly United States average price, the Period Average Fuel Price will be calculated using comparable statistics published by a responsible and recognized independent authority selected by Company.

Period Average Fuel Price	Per Case Adjustment
àWith Per Case Adjustment credits continuing to increase in the same increments
*	*
*	*
*	*
*	*
*	*
*	*
*	*
*	*
*	*
*	*
*	*
*	*
*	*
*	*
*	*
*	*
*	*
*	*
*	*
*	*
*	*

With Per Case Adjustment charges continuing to increase in the same increments

*	CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Schedule 5

Payment Terms, Discounts and Surcharges

Credit Terms: Up to Net * days (Check or ACH) with approved credit as set forth in Article 7 and subject to any applicable Fee Per Case Adjustment below.

Prompt Pay Matrix:

Credit Terms	Fee Per Case Adjustmentà
* Days	*

* Days	*

* Days	*

* Days	*

* Days	*

*
*

All payments must be made via ACH transfer (McLane pull) to qualify for any Discount Allowance.

*	CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Schedule 6

System Benchmarks

	With Fresh Chicken	Without Fresh Chicken
SKU Count	*	*

Average Case Cube	*	*

Average Case Weight	*	*

Total SKUs may not exceed * at any time without McLane’s prior written consent.

SKU consolidation efforts-McLane will discount * for each case for every * SKU reduction

*	CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Schedule 7

Delivery: Frequency, Schedule, Route & Unloading Procedures

1.	Delivery Frequency: McLane will provide * deliveries per week to each Restaurant, except that Company may designate certain Restaurants to receive deliveries * times per week, subject to the limitations and procedures set forth below.

a)	Company may designate up to * of the Restaurants to receive * deliveries per week.

b)	Company will provide the designations hereunder in writing (in the form of a Restaurant list) to McLane within 30 days of the Effective Date, and thereafter may amend such designations once annually. Any changes will be effective only upon McLane’s next semiannual system reroute. Notwithstanding any of the foregoing, McLane will use Reasonable Efforts to accommodate incidental changes and adjustments to the list at Company’s request from time to time during the year.

c)	Company may designate a Restaurant to receive * deliveries per week; provided the additional annual miles required for McLane to perform the * deliveries to the designated Restaurants will not exceed *, as determined by McLane using its routing software. McLane will provide Company with McLane’s calculation of such total additional annual miles as well as the assumptions used for annual cases, total number of Restaurants, and Average Weekly Cases Per Restaurant.

2.	Company may designate up to * of the Restaurants to receive deliveries * times per week and the remaining Restaurants will receive deliveries * times per week. As of the Effective Date, Company has designated certain Company Restaurants and Participating Restaurants that will receive * deliveries per week and such designation may be amended at any time by Company upon written notice to McLane. If at any time the number of Restaurants requiring * delivers per week exceeds * of the total Restaurants for which McLane provides Services, then McLane will evaluate the additional miles and delivery size required to provide * deliveries per week to the additional Restaurants to determine the additional cost associated with such delivery increase.

*	CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

3.	Route Change Notice: Each Facility provides Services to the Restaurants within a specified Service Area, as may be amended by the parties in writing from time to time. Each Facility will provide to the Restaurants it services its routing schedule. McLane will review current routing schedule at least quarterly and may make adjustments to Restaurant delivery days and times to improve routing efficiency approximately two to three times per year. Restaurants will be contacted at least 14 days prior to the effective date of any such change in delivery route. Customer Support Center, RVPs, FBCs Director Operations and/or Area Directors of Operations will be notified at least 21 days prior to the effective date of any such change in delivery route. To the extent there is a significant change to the existing volume of Products delivered to the Restaurants (e.g. addition of a commodity Product like chicken or dairy, the addition of new line of Products, or the addition or closure of Restaurants), then McLane may make adjustments to the delivery days, times and route structure. In such case, notices will be provided as described above. Actual delivery appointment time may vary based upon volume fluctuation. McLane will provide at least one day’s advance notice to the affected Restaurant(s) of any such change in delivery appointment time. Restaurants may elect to receive daily email notifications of such changes via McLane’s Electronic Ordering System. McLane will utilize feedback from Company and Participating Restaurants to improve the efficiency of its delivery schedule and routes.

4.	Facility Threshold: * Restaurants

5.	Target Markets: *

6.	Product Unloading Procedures:

a)	McLane’s delivery driver will scan Restaurant location upon arrival to validate the Restaurant delivery address.

b)	Driver will stack Product onto the hand truck/dolly inside the temperature controlled trailer, and then using a ramp to exit the vehicle, will transport the load directly into the back door of the Restaurant.

c)	For Regular Deliveries of Product, Driver will place the load near the appropriate storage area for Restaurant personnel to put away and for Key Drop Deliveries, Driver will place the load directly inside the appropriate storage area. Each case of Product will be scanned upon placement in the appropriate storage area.

d)	For Key Drop Deliveries, the driver will also take Product temperatures for two frozen Products and two refrigerated Products and record the temperatures in the scanner or for paper invoices, directly on the invoice.

e)	Upon completion of the delivery, the driver will print a delivery receipt identifying the number of cases of Products delivered, any discrepancies between the Products ordered and Products delivered, and required Product temperatures.

*	CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

f)	For Regular Deliveries, the Restaurant manager, assistant manager or other personnel with authority will sign the delivery receipt and invoice, noting any Products that are rejected and any discrepancies in the Product order and Product delivery.

g)	For Key Drop Deliveries, the driver will leave the delivery receipt, invoice and any credits or returns for credit at the designated “delivery work station location” determined by each Restaurant. In addition, the driver will turn off lights, set required alarms, and close and lock access points.

7.	Critical Products. Where McLane receives notice of its failure to deliver a Critical Product during McLane’s normal business hours, McLane will confirm with the affected Restaurant on the same day the estimated time and method of delivery. Notices of failure to deliver Critical Products received outside of regular business hours will be confirmed the following day by 11:00 a.m. local time for the affected Restaurant.

Schedule 8

Key Performance Indicators (KPIs)

1. Purpose and Scope. The purposes of the key performance indicators defined in this Schedule 8 (Key Performance Indicators (KPIs)) are (a) to establish the methodology that Company will use to measure McLane’s performance under the Agreement, and (b) to ensure that McLane clearly understands, and the parties agree, on McLane’s service level requirements and associated performance rating. The KPIs constitute minimum performance requirements for the Agreement. McLane’s performance on the KPIs will be measured monthly and quarterly across all distribution centers (also referred to as “Facility” herein) operated to serve the Restaurants. McLane has had the opportunity to provide input on the determination of the applicable KPIs, and McLane acknowledges that the KPIs constitute reasonable performance standards capable of being satisfied by McLane pursuant to the terms of the Agreement. The KPIs do not constitute any representation, warranty, promise or guarantee by Company regarding any specific volume of Services to be purchased. Schedule 8 (Key Performance Indicators (KPIs) is hereby incorporated into and made part of the Agreement.

2. Report Schedule. At McLane’s request, from time to time and in accordance with Exhibit A (Statement of Work), Company will review in detail McLane’s performance against the KPIs, discuss any variances from the KPIs, identify Corrective Actions (as defined in Paragraph 3 below) for any identified deficiencies and review results of any Corrective Actions undertaken by McLane for the time periods described below.

3. Weekly Report. During the 60 days following commencement of McLane’s Services during the first phase of the Transition Plan, Company and McLane will review McLane’s performance against the KPIs in detail and discuss any variances from the KPIs in a weekly telephone conference. (KPI Reporting Schedule). Company and McLane will work together cooperatively to identify acceptable Corrective actions for any variances identified including identifying performance enhancements or productivity opportunities, identifying performance constraints, identifying changing business conditions that may affect the KPIs and developing processes to meet the KPI targets (Corrective Actions). Company will record McLane’s performance against the foregoing KPI data and proposed Corrective Actions in detailed meeting minutes during each weekly call. The minutes will be subject to McLane’s review. If McLane identifies any variances in the minutes, McLane must submit additional supporting information for Company’s review. Company will circulate updated minutes, if any, to reflect any revisions made at Company’s sole option after reviewing the data submitted by McLane.

4. Monthly Report. McLane will prepare a monthly scorecard and submit it to Company by the 5th day of the following month. Company will validate McLane’s data against Company’s records and raise any variances with McLane before the parties hold their monthly business review meeting to discuss McLane’s performance. Following the monthly meeting, Company will circulate detailed meeting minutes including a final scorecard and acceptable Corrective Actions for any variances in performance identified. As above, if McLane identifies any variances in the minutes on the monthly report, the same procedure regarding meeting minutes described above for weekly reports will apply.

5. Quarterly Report. Company and McLane will also hold a quarterly business review at which time McLane will prepare a quarterly scorecard and the parties will review McLane’s performance against the KPIs during the previous Quarter as described above. The same procedure regarding meeting minutes described above for weekly and monthly minutes will apply.

6. KPI Modification. Any modification or changes to KPIs as a result of any of the foregoing reports and Corrective Actions will be by mutual agreement of the parties and become effective 30 days thereafter. If the parties are unable to agree on any such KPI modification within 30 days following the date upon which the KPI modification is proposed by either party, then the parties will resolve such disagreement in negotiation as set forth in Article 17.15(a)of the Agreement.

7. Definitions. The following terms, as used in this schedule (Key Performance Indicators), will have the meanings set forth below. Capitalized terms used, but not defined, in this schedule (Key Performance Indicators) will have the meanings assigned to them in the Agreement.

Clean Invoice Rate means, on an individual Facility basis, the measure, expressed as a percentage, of orders conveyed by that Facility without error compared to the total number of orders conveyed by that Facility.

Default Rate means the gap or failure of the Score for each Facility to meet or exceed the Performance Level.

KPI Default: If McLane has a Score below the applicable Performance Level constituting a Default Rate as set forth below in Table 2 two or more times for the same KPI in any three consecutive Periods at the same Facility, and following written notice of default from Company based on such Score below the applicable Performance Level, McLane fails to cure its default within 60 days, such uncured default will constitute a KPI Default.

On-Time Delivery Rate means, on an individual Facility basis, the measure, expressed as a percentage, of the number of deliveries made by that Facility within the applicable delivery window (+/- one hour of the communicated ETA), or within the key-drop window, as applicable, compared to the total number of deliveries made by that Facility.

Order Fill Rate means, on an individual Facility basis, the measure, expressed as a percentage, of the number of cases delivered by that Facility without damage, mis-picks, mis-deliveries, shorts or out-of-stock, compared to the total number of cases ordered from that Facility.

Percentage of Total Restaurants means the percentage of Total Restaurants receiving Services from each Facility during the applicable Period or Quarter.

Performance Level means the level of performance established for each KPI below which constitutes a Default Rate.

Period means a calendar month during the Term.

Remedies means the action, consequence or remedy for a Default Rate.

Restaurant Order Acknowledgement and Processing means the measure, expressed as a percentage, of the number of orders that McLane has acknowledged and processed via SourceLink or email that have been submitted via SourceLink by Company or a Participating Franchisee.

Score means the actual performance of each Facility for each KPI during the applicable Period or Quarter.

Scorecard means the KPI scorecard, in the form set forth below as Table 1.

Total Restaurants means the total number of Restaurants operated by Company or a Participating Franchisee during the applicable Period or Quarter.

Total Score means product of multiplying the Percentage of Total Restaurants by the Score for each Facility during the applicable Period or Quarter .

Weighted Average of All Facilities means the sum of each of the Total Scores for all Facilities during the applicable Period or Quarter.

8. Performance/Metrics Scorecard. The following Table 1 defines (a) the manner in which each KPI is measured, and (b) the weight assigned to each KPI.

Table 1: KPI Measurement, Weighting and Score

KPI	Measurement by Facility			Weighted Average of all Facilities
	Charlotte	Atlanta	Manassas
Percentage of Total Restaurants
Restaurant Order Acknowledgement & Processing	Score * during any Period	Score * during any Period	Score * during any Period

On-Time Delivery Rate	Score * during any Period	Score * during any Period	Score * during any Period

Order Fill Rate	Score * during any Period	Score * during any Period	Score * during any Period

Clean Invoice	Score *during any Period	Score * during any Period	Score * during any Period

Score

Based on the KPIs above, McLane will (a) track and measure the quality metrics listed above on a per-delivery basis, and (b) report its performance monthly and quarterly to Company.

9. Remedies: Performance below the designated Performance Levels in Table 1 above will constitute a Default Rate and trigger the Remedies as set forth below in Table 2. The Remedies set forth in Table 2 are cumulative. Company may require McLane to undertake one or more Corrective Actions if McLane’s performance is below the designated Performance Levels under multiple KPIs. If McLane has a Score below the applicable Performance Level constituting a Default Rate as set forth below two or more times for the same KPI in any three consecutive Periods at the same Facility, McLane will be in default of the Agreement and must promptly develop and provide to Company its plan for Corrective Action. If McLane fails to cure such default after Company provides written notice of default to McLane and 60 days to cure, then Company may, at its sole option, either (a) terminate the Agreement, (b) require McLane to undertake additional Corrective Action to address and correct that deficiency, or (c) refrain from or defer in taking any action with respect to such deficiency. If Company desires that McLane undertake additional Corrective Action, Company may either specify the Corrective Action to be undertaken by McLane or require McLane to propose a Corrective Action acceptable to Company. Company’s election not to terminate the Agreement or to require McLane to undertake Corrective Action in response to a Score below the designated Performance Level in Table 2 will not affect Company’s right to terminate the Agreement, require McLane to undertake Corrective Action or exercise any other right or remedy available to Company in response to any other deficiency in McLane’s performance under the KPIs.

*	CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Table 2: Remedies

KPI	Default Rate	Remedies
Restaurant Order Acknowledgement & Processing	Per occurrence Score *	Corrective Action or termination

On-Time Delivery Rate	Per occurrence Score *	Corrective Action or termination

Order Fill Rate	Per occurrence Score *	Corrective Action or termination

Clean Invoice	Per occurrence Score *	Corrective Action or termination

*	CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Schedule 9

Discontinued Product and Dead Stock Disposition

Discontinued Product and Dead Stock Handling Fee: * per case

Company may establish an account with McLane to support expenses related to the disposition of Discontinued Product and Dead Stock (a “System Accrual Account”) that is managed and audited by both parties. All disbursements from such System Accrual Account will be authorized by Company in writing in advance. McLane will provide monthly Reports of all transactions in and out of the System Accrual Account and Company may disclose such Reports to Participating Franchisees at its sole option.

*	CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Schedule 10

Technology Availability and Requirements

McLane Sourcelink compatibility: Internet Explorer 11.x, 10.x, 09.x, and current versions of Safari, Firefox or Chrome with frames, cookies, JavaScript enabled and pop-up blocker turned off. Each Restaurant must have the most current version of Java installed on PC. Specifications may change if no additional cost to McLane is incurred as a result of the changes.

iTrade Network Solutions: With respect to iTrade Network Solutions as it exists on the Effective Date, McLane will have the minimum required infrastructure to communicate and transmit data required for the Solution, and provide all required and complete data to iTradeNetwork without charge, according to the protocol and format, and within the timeframe mutually agreed to by iTradeNetwork, Bojangles’ and McLane.

Distributor Invoice Feed

•	Set up of electronic Data Feeds

•	Creation of business rules for account and product mapping of Purchase Data;

•	Ongoing collection, cleaning, standardizing, and account and product mapping Purchase Data; and

•	Hosting and back-up of Purchase Data

•	Additional iTrade and Restaurant IT requirement may be determined and supported throughout the term of the agreement

McLane will work with Company and Participating Franchisees to maximize the utility of iTrade with iTrade Network integration. Company may require McLane to feed data to iTrade if this solution follows implementation of distribution.

Schedule 11

Management of Inbound Freight

1. Right of First Refusal. McLane will have the exclusive right of first refusal to manage the transportation of all loads of Products inbound to any Facility in accordance with this schedule.

(a) Provision of Rates by Approved Providers. Company will cause Approved Providers to honor the right of first refusal granted to McLane pursuant to this schedule. Upon McLane’s request, Company will request Approved Providers to provide McLane and Company with written freight quotes, freight bills or other documentation of the Actual Freight Rate reasonably satisfactory to McLane. Company will use Reasonable Efforts to interface with Approved Providers on McLane’s behalf to cause Approved Providers provide McLane with reasonably adequate documentation of the then-current Actual Freight Rate. As an alternative, or if Approved Provider fails to provide McLane with reasonably adequate documentation of the then-current Actual Freight Rate, Company will request written freight rates from a third party freight provider so long as that freight provider is able (whether or not McLane subsequently exercises its right of first refusal over the applicable Lane) to manage the Lane at that written freight rate FOB McLane’s dock and at no additional expense or risk to McLane.

(b) Management of Lanes.

(1) With respect to any Lanes, as defined in Paragraph 2(b)(1) below, for which McLane so exercises its election, such election to be exercised upon at least 30 days’ written notice to Company, McLane will manage all inbound freight shipments in that Lane unless and until McLane provides at least 30 days’ written notice to Company that it is withdrawing its election. With respect to any Lanes for which McLane has not then-currently exercised its election hereunder, Company (or its designee) will manage all shipments in that Lane unless and until McLane exercises its right of first refusal upon at least 30 days’ written notice to Company.

(2) McLane may manage such transportation (x) by means of backhaul, or (y) by designating a carrier in McLane’s (or McLane’s logistics provider’s) reasonable discretion. In no event will McLane be obligated to purchase Products on FOB Origin, Freight Collect terms unless McLane has exercised its right of first refusal over that Lane and is managing its transportation to the Facility.

2. Purchase Order Size. The following are parameters for determining the purchase order quantity of Products:

(a) For the purpose of calculating freight per case to be charged to each Restaurant, McLane will base its standard purchase order quantity on:

(1) Full Truckload. A “Full Truckload” quantity is defined as the maximum amount of Product based on weight or cubes that may be shipped in a 53’ single trailer (unless Products are being backhauled, in which case McLane’s then current equipment may be utilized). In the event that a 53’ trailer is not available, McLane will utilize the generally available trailer that results in the lowest freight expenses to Company. The maximum amount of Product will be determined by the standard palletization for the Products that move on a particular Lane and will be limited by Company’s shelf life matrix applicable to the Products.

(2) 21-Day Average Sales. The “21-Day Average Sales” quantity is defined as the maximum amount of Product purchased in a particular Lane that is sold during a 21-day period. This average order quantity will be the basis for determining the applicable Actual Freight Rate or Fair Freight Rate, as applicable, for those Products on that Lane.

(b) As used in this Exhibit:

(1) Lane means all Products that move from an Approved Provider’s plant (or other ship-point) location to a Facility.

(2) Product Mix on a Lane means McLane will determine the Product weight measure (Gross Weight, Net Weight or Cube, as defined below) to be used on a Lane in accordance with industry standards. On Lanes that ship both weight-based and cube-based Products, McLane will determine one Product weight measure to be used for that Lane which measure will become the basis to be used on all Products on that Lane.

(3) Application of Freight to the Case.

(a) Product Weight. Each Approved Provider will specify the weight of a Product, which will be communicated by Company to McLane. All Product weights applicable to freight will be Gross Weights, as defined below, unless otherwise noted to be Net Weight, as defined below. McLane will accept Approved Provider’s freight weight specification which will be consistent with industry standards.

(i) Gross Weight. Gross Weight is the Net Weight of a Product plus the Product packaging and the case packaging, but does not include the weight of the pallet, wrap, foil, banding or other material not part of the individual case.

(ii) Net Weight. Net Weight of a Product is the weight of the Product exclusive of any packaging material.

(iii) Cube. Cube of a Product is the length of the Product times its width times its height, including the case packaging material. Cube does not include the dimensions of the pallet, wrap, foil, banding or other material not part of the individual case.

(iv) McLane’s Recourse for Weight Discrepancies. Approved Provider is responsible for weight and Cube discrepancies.

(b) Freight-Per-Case Pricing. The methodology to determine the applicable Product freight will be either the Actual Purchase Order Size or the Average Usage, each as described below:

(i) Actual Purchase Order Size Method.

(A) If the purchase order quantity of the actual Purchase Order used to set the applicable price for Products in accordance with Section 5 is equal to or greater than a Full Truckload quantity, then the Full Truckload lane rate will be the basis for the Product freight price per case.

(B) If the purchase order quantity on the actual purchase order used to set the price is less than a Full Truckload quantity, then the appropriate “Less than Truck Load” (“LTL”) lane rate will be the basis for the Product freight per case.

(ii) Average Usage Method. Where an average purchase order size is used to calculate the Product freight per case, the “Average Usage” will be calculated on a basis consistent with the Inventory Pricing Policies that govern the items on that purchase order (i.e. period or weekly). For the purpose of calculating the Average Usage, McLane will use the average of purchase order sizes received during the 28-day period immediately prior to the date pricing is determined. The Average Usage should be representative of the typical volume moving inbound to the Facility on the applicable Lane and will exclude outlier purchase orders from the calculation of the Average Usage. The methodology for excluding outlier purchased orders will be mutually agreed to between Company and McLane. In the event there are no receipts in those 28 days either due to no activity or introduction of New Product or Lane on which an Average Usage can be calculated, freight pricing will be based upon the Actual Purchase Order Size until such time as an Average Usage can be calculated. The Average Usage will be the basis for determining the applicable freight bracket as communicated by Company and used in the calculation for determining the freight per case for all Products. Any changes to the Average Usage method must be agreed to in writing by Company and McLane.

(iii) Exceptions to Freight per Case Pricing. Exceptions to the freight per case pricing are allowed under the following circumstances:

(A) Embedded Items. If McLane is managing a Lane with Embedded Items, as defined below, McLane’s Product Cost including the Actual Freight Rate will not exceed the Approved Provider’s written freight quote of the Products provided pursuant to Section 1(a)(1) of this schedule. An Embedded Item is any Product for which the freight charges are included in the FOB cost of the Product, rather than assessed as an add-on, line item charge.

(B) Promotional Products. Freight prices for Promotional Products will be equal to freight prices for non-promotional Products on that Lane as determined by Company. In the event of an extraordinary circumstance that causes freight prices for a Promotional Product to significantly deviate from customary freight prices for similar products, Company will consider (but it is not obligated to agree to) pricing such Promotional Product outside of the freight prices for non-promotional Products.

(C) Primary Approved Provider Changes. In the event Products move from one primary Approved Provider to another as directed by Company, the Average Usage for those Products on that Lane will be recalculated immediately to support the resulting change in the freight per case for the items in that Lane.

(D) Absence of Freight Pricing. In the event that Company is missing freight lane rates for specific Products, and the Products are not Embedded Items, then McLane has the right to price the Products at McLane’s annual freight cost plus customary and scheduled mark-up per case until lane rates are communicated by Customer.

Schedule 12

Insurance Requirements

WORKERS’ COMPENSATION INSURANCE - STATE STATUTORY LIMITS

EMPLOYERS LIABILITY

Minimum limits of $500,000 Per Occurrence for Bodily Injury by Accident & Disease

COMMERCIAL GENERAL LIABILITY

Coverage must be written on an Occurrence Form policy

Minimum Limits are:

$1,000,000 per Occurrence

$2,000,000 Aggregate

Policy must be written with a Per Project/Per Location Aggregate endorsement

Primary and non-contributory clause must apply

AUTOMOBILE LIABILITY (Not applicable to Company except with respect to use of McLane trailers pursuant to Article 4.9(e).

Combined Single Limit of $1,000,000 for BI & PD each Occurrence

Providing Liability coverage for all owned, hired, and non-owned vehicles

UMBRELLA/EXCESS LIABILITY

Minimum Limits: $5,000,000 per Occurrence & Aggregate

Additional Insureds required on General Liability policy must be included on the umbrella/excess policy

Schedule 13

Quality Assurance - SOP, Standards and Guidelines

Shelf Life Matrix: Company’s Quality Assurance department will provide a Product Shelf Life Matrix for review by McLane. McLane will adhere to such Shelf Life Matrix in performance of the Services.

Temperature Matrix: Company will provide its Temperature Matrix for season weather impacted Products and McLane will adhere to such Temperature Matrix in its performance of the Services.

Fresh poultry, dairy, produce, bread and other perishable Products that are shelf-temperature sensitive are expected to be handled in accordance industry standards for cold chain management. There will be no cross-dock SKUs of fresh poultry unless agreed by the parties in writing in advance.

Fresh meat will be handled in accordance with McLane’s QA Manual, which may be updated from time to time by McLane but at all times will contain policies for handling and rotating fresh meat products and maintaining facilities where such handling and rotating of fresh meat products is performed and cold chain management and reporting. Such policies will meet or exceed any requirements under Applicable Law.

McLane will provide a copy of its QA Manual to Company in connection with the execution of this Agreement and will provide copies of any updates or modifications to the QA Manual to Company in advance of such update or modification taking effect.

McLane will provide a copy of its Disaster Recovery Manual to Company upon request and in any event upon any material update or revision thereof. The Disaster Recovery Manual includes McLane’s emergency power plan for each Facility for recovery and non-interruption of its performance of the Services under this Agreement.

Company may request up to two mock recalls during each 12-month period during the Term.

McLane QA and Disaster Recovery Manuals will have published date and version date.

The requirements set forth in this schedule (Drop Trailer Cost Model) are in addition to any requirements related to the handling, storage and transportation of the Products under Applicable Law.

Schedule 14

Drop Trailer Cost Model

DROP TRAILER COST
Customer Information	Restaurant/Event Address:
Customer Name	Street

Customer #	City

Drop Date	State

Retrieval Date	Zip Code

Total Miles	*	Rental Days	*
Total Driver Hours	*	Reefer Hours	*
Tractor MPG	*	Reefer Fuel Gallons	*
Tractor Fuel Gallons	*

Driver Cost (per hour)	*	Total Driver Cost	*

Reefer Fuel Cost (per gallon)	*	Total Reefer Fuel Cost	*

Trailer Rental (per day)	*	Total Trailer Rental Cost	*

Trailer Maint (per mile)	*	Total Trailer Maintenance Cost	*

Reefer Maint (per TK hour)	*	Total Reefer Maintenance Cost	*

Tractor Maint (per mile)	*	Total Tractor Maintenance Cost	*

Tractor Fuel Cost (per gallon)	*	Total Tractor Fuel Cost	*

		Total Cost	*

*	CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Terms of Use:

•	Fees associated with Company’s use of McLane’s trailers for additional storage or Special Events are subject to change upon written advance notice to Company in the event of changes in any of the above parameters.

•	Company is responsible for fueling of reefer at all times while trailer is in its custody and all costs associated therewith. McLane will provide Company with refueling service provider’s contact information.

•	Company will make regular temperature checks to ensure the trailer is operating properly and determine if the trailer requires fuel. If Company determines that either the trailer is not operating properly (e.g. not holding temperature), Company will contact the Customer Service Manager at the telephone number and email address provided by McLane.

•	Upon McLane’s or its designee’s delivery of the trailer to Company, the parties will jointly conduct a visual inspection of the trailer and document the result of such inspection. Upon retrieval of the trailer by McLane from Company, the parties will conduct a visual inspection of the trailer and document the results of the inspection.

•	Company assumes all risk of partial or complete loss, theft or damage to the trailer while it is in the possession and custody of Company regardless of the cause of such loss, theft or damage. If the trailer has a failure of any type that results in damage or loss to the Products stored inside the trailer that is not due to McLane’s gross negligence or intentional misconduct in failing to timely respond to Company’s report to the Customer Service Manager of an operational malfunction, or due to any other gross negligence or willful misconduct of McLane, then Company will not hold McLane liable for its loss of Products or other damages associated with such trailer failure.

Schedule 15

McLane Receiving and Process Times

An appointment is required in all cases. Approved Provider may schedule appointments with McLane’s Facilities via email or telephone at the contact information below. Pallet exchange is provided at each Facility upon the carrier’s request.

	Atlanta	Charlotte	Manassas

Address	3500 South Corporate Pkwy. Forest Park, GA 30297	55 O’Dell School Road Concord, NC 28025	7501 Century Drive Manassas, VA 20109

Appointment Contact	chappointments@mclanefs.com or 704-720-7126	atlinboundappointments@mclaneco.com	mclanemanassasappts@mclanefs.com

Appointment Windows	Mon-Fri, 1:00 am – 9:30 am	LTL: Mon-Fri 8:00 am – 10:00 am All others: Mon-Sat 12:00 am – 6:00 am	Mon-Fri, 4:00 am – 11:30 am

Unloading	Closed dock. Must use McLane-approved resources, subject to fees on Schedule 2 (McLane Accessorial Fees).

Schedule 16

Internal Transfers

In order to accommodate certain Facilities servicing a number of Restaurants insufficient to support maintaining in inventory the required volume of each Product, McLane will offer Redistribution Services so that such Products may be shipped from its other Facilities upon mutual agreement of the parties.

The intent of the Redistribution Services is to provide value added services using McLane technology and resources to accomplish the lowest McLane Product Cost into each approved Facility and maximize McLane’s efficiencies.

An example of the Redistribution Services process is using the Charlotte Facility to deliver Products to the other Facilities for Products quantities insufficient for Full Truckload directly from the Approved Provider. The objective of the Redistribution Services is to achieve a cost reduction below the fees charged for shipping the same Products directly from the Approved Provider to each McLane Facility.

McLane estimates that the Redistribution Services could result in 4-5 loads per week (both dry and temperature controlled). The cost to Company is solely a pass-through cost of a competitive Transfer Fee and the Handling Fee as set forth below.

The applicable fee per case for any Products designated for the Redistribution Services (“Program Fee”) include: (1) handling fee of * per case of Products (“Handling Fee”); and (b) transfer fee equal to * (“Transfer Fee”). The Program Fee will be included in McLane’s Product Cost. McLane will be entitled to adjust the Transfer Fee on each anniversary of the Effective Date in accordance with the latest annual change, if any, in CPI-U.

*

*	CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.